Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September __, 2012, is made by and between Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and WSB Holdings, Inc., a Delaware corporation (“Holdings”).

BACKGROUND

1.           Holdings owns directly all of the outstanding capital stock of The Washington Savings Bank, a federally chartered savings bank (“WSB”).

2.           OLB owns directly all of the outstanding capital stock of Old Line Bank, a Maryland state-chartered commercial bank (“Old Line”).

3.           OLB and Holdings desire for Holdings to merge with and into OLB, with OLB surviving the Merger, in accordance with the applicable laws of the State of Maryland and this Agreement.

4.           As a condition and inducement to OLB to enter into this Agreement, William J. Harnett is concurrently executing a Voting Trust Agreement (the “Voting Trust Agreement”) and Share Election Agreement (the “Share Election Agreement”) in the forms attached hereto as Exhibits A and B.

5.           As an additional condition and inducement to OLB to enter into this Agreement, each of the individuals listed on Exhibit C is concurrently executing a Support Agreement in the form attached as Exhibit D.

6.           Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a) and intends the Merger to be a reorganization as defined in IRC Section 368(a).

7.           OLB and Holdings desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.
GENERAL

Section 1.1 Background.

The Background information is a substantive part of this Agreement and is incorporated herein and made a part hereof by reference.

Section 1.2 Definitions.

As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal means a bona fide written proposal for: (A) a merger, consolidation or acquisition of all or substantially all the assets or liabilities of Holdings, any Holdings Subsidiary, or any other business combination involving Holdings or any Holdings Subsidiary; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, ten percent (10%) or more of the then outstanding shares of Holdings Common Stock or the then outstanding shares of common stock of any Holdings Subsidiary.

Affiliate means, with respect to any Entity, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Entity and, without limiting the generality of the foregoing, includes any executive officer, director, manager or person who beneficially owns more than 10% of the equity or voting securities of the Entity.

AFTAP means adjusted funding target attainment percentage.

Aggregate Cash Consideration has the meaning given to it in Section 2.2.

Aggregate Common Stock Consideration has the meaning given to the term in Section 2.3 of this Agreement.

Aggregate Consideration has the meaning given to the term in Section 2.1 of this Agreement.

Aggregate Holdings Common Stock is equal to the number of shares of Holdings Common Stock outstanding as of the Closing Date, which as of the date of this Agreement is 7,995,232 shares.

Agreement means this Agreement and Plan of Merger, including any amendment or supplement hereto.

Application means an application for regulatory approval, which is required to consummate the Contemplated Transactions.

Articles of Merger means, individually and collectively, the articles of merger to be executed by OLB and Holdings and filed with the SDAT in accordance with the MGCL, and the certificate of merger to be executed by OLB and Holdings and filed with the Delaware Secretary of State, Division of Corporations.

ASC means the Financial Accounting Standards Board’s Accounting Standards Codification.

Average Price means the average of the closing prices of OLB Common Stock as reported on the NASDAQ Capital Market (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source as chosen by the parties).

Bank Certificates has the meaning given to the term in Section 2.9(j) of this Agreement.

Bank Merger has the meaning given to the term in Section 1.4 of this Agreement.

Bank Merger Agreement has the meaning given to the term in Section 1.4(a) of this Agreement.

BHC Act means the Bank Holding Company Act of 1956, as amended.

Business Day(s) means any day or days other than (i) Saturday, (ii) Sunday or (iii) a day on which WSB or Old Line is authorized or obligated by applicable law or executive order to close.

Cash Consideration Shares means the 2,792,974 shares of Holdings Common Stock (subject to adjustment as provided in Article II) that will be converted into the right to receive the Aggregate Cash Consideration at the Effective Time pursuant to Article II of this Agreement.

Cash Election means an Election to receive the Per Share Cash Consideration with respect to all or a portion of a holder’s shares of Holdings Common Stock.

Cash Election Shares has the meaning given to the term in Section 2.5(b)(ii) of this Agreement.

cause, for purposes of Section 5.8(c)(iii)(C), of this Agreement, has the meaning given to the term in Section 5.8(c)(iii)(D) of this Agreement.

Cause, for purposes of Section 5.8(c)(iii)(E) of this Agreement, means (i) any act or failure to act that constitutes fraud, dishonesty, incompetence, willful misconduct, breach of fiduciary duty, personal dishonesty, intentional failure to perform stated duties or violation of any Law (other than a traffic violation or similar offense) or final regulatory order or agreement with the employer; (ii) the conviction of employee of a felony or crime involving moral turpitude; (iii) employee's entering into any transaction or contractual relationship (other than this Agreement) with, or diversion of business opportunity from, employer (other than on behalf of employer or with the prior written consent of employer’s board of directors); or (iv) conduct by employee that results in removal or suspension of employee as an officer or employee of employer pursuant to a written order by any regulatory agency with authority or jurisdiction over employer.

CERCLA means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.

Closing has the meaning given to the term in Section 1.3(a) of this Agreement.

Closing Date has the meaning given to the term in Section 1.3(a) of this Agreement.

Commissioner means the Maryland Office of the Commissioner of Financial Regulation.

Common Stock Election means an Election to receive the Per Share Common Stock Consideration with respect to all or a portion of a holder’s shares of Holdings Common Stock.

Common Stock Election Shares has the meaning given to the term in Section 2.5(b)(i) of this Agreement.

Confidentiality Agreement means the Confidentiality Agreement between OLB and Holdings dated May 21, 2012.

Contemplated Transactions means all of the transactions contemplated by this Agreement, including the (i) Merger, (ii) Bank Merger, and (iii) performance by OLB and Holdings of their respective covenants and obligations under this Agreement.

CRA has the meaning given to the term in Section 3.22 of this Agreement.

Credit Extension means any loan, credit facility, line of credit or letter of credit.

DGCL means the Delaware General Corporation Law, as amended.

Disqualification Event has the meaning given to the term in Section 5.8(c)(ii) of this Agreement.

EDGAR means the SEC’s Electronic Data Gathering and Retrieval system.

Effective Date means the date that includes the Effective Time, which shall be as soon practicable after the Closing Date.

Effective Time means the time at which the Articles of Merger are filed with the SDAT and the Delaware Secretary of State, Division of Corporations and become effective in accordance with the MGCL and the DGCL, respectively.

Election means either a Common Stock Election, a Cash Election, or a Mixed Election.

Election Deadline means 5:00 p.m., Eastern Time, on the day that is five Business Days prior to the Closing Date.

Election Form means a form, in such form as OLB and Holdings shall mutually agree, on which holders of Holdings Common Stock shall make an Election.

Entity means any corporation, limited liability company, partnership, sole proprietorship, trust, joint venture, or other form of organization.

Environmental Assessment means an environmental assessment that is consistent with ASTM 1527-05 or 40 C.F.R. Part 312 and that may include an assessment of the (i) presence of hazardous, toxic, radioactive, or dangerous materials or other materials regulated under Environmental Laws, or (ii) presence, amount, physical condition and location of asbestos-containing materials and lead-based paint or an assessment of indoor environmental issues.

Environmental Laws means any Laws relating to the environment, human health or safety, or Hazardous Materials, including without limitation: CERCLA; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 1801, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent means the agent designated by OLB (as soon as practicable following execution of this Agreement) to act as the exchange agent for purposes of conducting the election procedure described in Section 2.5(b) and the exchange procedure described in Section 2.9.

Exchange Fund has the meaning given to the term in Section 2.9(a) of this Agreement.

Exchange Option has the meaning given to the term in Section 2.5(g)(i) of this Agreement.

Exchange Ratio means the exchange ratio set forth in Section 2.3 of this Agreement.

Exempt Security has the meaning given to the term in Section 2.4(e) of this Agreement.

FDIC means the Federal Deposit Insurance Corporation.

FHFA means the Federal Housing Finance Agency.

FRB means the Board of Governors of the Federal Reserve System.

GAAP means accounting principles generally accepted in the United States.

Hazardous Materials means: (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated for the protection of human health or environment by any Regulatory Authorities, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

HOLA means the Home Owners Loan Act of 1933, as amended.

Holdings has the meaning given to the term in the preamble of this Agreement.

Holdings Benefit Plans means any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Holdings or any other Entity that, together with Holdings, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

Holdings Certificate means a certificate that immediately prior to the Effective Time represents issued and outstanding shares of Holdings Common Stock.

Holdings Common Stock has the meaning given to the term in Section 3.2(a) of this Agreement.

Holdings Common Stockholder is any holder of record of Holdings Common Stock immediately prior to the Closing Date.

Holdings Common Stockholders’ Meeting means the meeting of the holders of Holdings Common Stock to consider and vote on the Merger.

Holdings Companies means Holdings, WSB, and any other Holdings Subsidiary, collectively.

Holdings Disclosure Schedule means, collectively, the disclosure schedules delivered by Holdings to OLB at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.7 of this Agreement.

Holdings ERISA Affiliate means any Entity that, together with Holdings, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

Holdings Financials means (a) the consolidated balance sheets of Holdings at December 31, 2010 and 2011, the consolidated statements of income, statements of stockholders’ equity, and consolidated statements of cash flows for Holdings for the years ended December 31, 2009, 2010 and 2011, and the notes thereto, as audited by Stegman & Company and as set forth in Holdings’ Annual Reports on Form 10-K, and (b) the unaudited interim consolidated financial statements and notes thereto included in Holdings’ Quarterly Reports on Form 10-Q for each calendar quarter commencing with the quarter ended June 30, 2012, to be delivered within 45 days after the end of the respective quarter, and (c) unaudited consolidated financial statements for each month end, commencing with the month ended July 31, 2012, to be delivered within 20 days after the end of the respective month.

Holdings Governing Documents has the meaning given to the term in Section 3.1(f) of this Agreement.

Holdings Nominee and Holdings Nominees have the meanings given to the terms in Section 1.3(d)(i) of this Agreement.

Holdings Preferred Stock has the meaning given to the term in Section 3.2(a) of this Agreement.

Holdings Real Property has the meaning given to the term in Section 3.15(a) of this Agreement.

Holdings Regulatory Agreement has the meaning given to the term in Section 3.11(d)(iv) of this Agreement.

Holdings Returns has the meaning given to the term in Section 3.7(e) of this Agreement.

Holdings Subsidiaries means the subsidiaries of Holdings and WSB as set forth in Holdings Disclosure Schedule 3.1(d).

Holdings Taxes has the meaning given to the term in Section 3.7(e) of this Agreement.

                Holdings Termination Fee has the meaning given to the term in Section 8.1(c) of this Agreement.

Intellectual Property has the meaning given to the term in Section 3.17 of this Agreement.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

IT Assets has the meaning given to the term in Section 3.17 of this Agreement.

Knowledge of Holdings means the actual knowledge of Holdings’ executive officers and directors.

Knowledge of OLB means the actual knowledge of OLB’s executive officers and directors.

Law means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, codes, and rules of common law, in each case as amended to date, and any and all judicial and administrative interpretations thereof, any judicial and administrative orders, decrees, judgments, injunctions and writs, and any and all policies and directives issued by any Regulatory Authorities.

Letter of Transmittal has the meaning given to the term in Section 2.9(b) of this Agreement.

Liens means all liens, pledges, charges, security interests, mortgages, claims, or other encumbrances of any kind.

Marked Value has the meaning given to the term in Section 2.4(e) of this Agreement.

Material Adverse Effect means a material adverse effect on the assets, financial condition, or results of operations of Holdings or OLB, as applicable, or on the terms and conditions of this Agreement or the Contemplated Transactions or the ability of Holdings or OLB, as applicable, to consummate the Contemplated Transactions, other than, in each case, any change, circumstance or effect relating to (i) any change in the value of the respective investment portfolios of OLB or Holdings resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any Law or in GAAP or applicable regulatory accounting principles, which change affects banking institutions generally, including any change affecting the Deposit Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) reasonable expenses incurred in connection with this Agreement and the Contemplated Transactions, (v) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other party in contemplation of the Contemplated Transactions (including without limitation any actions taken pursuant to Section 5.8 of this Agreement), (vi) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party, and/or (vii) any change resulting from any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; except, in any such case, to the extent such any change, effect or circumstance has or would have a disproportionate effect on the business of Holdings or OLB, as the case may be, relative to other similarly-situated persons.

Maximum Expense Amount has the meaning given to the term in Section 8.1 of this Agreement.

Merger means the merger of Holdings with and into OLB, pursuant to the provisions of the MGCL and DGCL whereupon (i) the separate existence of Holdings shall cease and OLB shall be the surviving corporation and (ii) all of the outstanding shares of Holdings Common Stock will be converted into the right to receive the Merger Consideration as contemplated by this Agreement.

Merger Consideration has the meaning given the term in Section 2.1 of this Agreement.

MGCL means the Maryland General Corporation Law, as amended.

Mixed Election has the meaning given the term in Section 2.5(c) of this Agreement.

                No-Election Shares has the meaning given to the term in Section 2.5(b) of this Agreement.

Non-Operational Subsidiaries has the meaning given to the term in Section 3.1(g) of this Agreement.

Non-Residential Credit Extension means a Credit Extension other than for an owner occupied residence.

Objecting Holdings Shares means any shares of Holdings Stock issued and outstanding immediately prior to the Closing Date, the holder of which has not voted in favor of the Merger and who has properly followed the procedures set forth in Section 262 of the DGCL.

OCC means the Office of the Comptroller of the Currency.

OLB has the meaning given to the term in the preamble of this Agreement.

OLB Benefit Plan means any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of OLB or any other Entity that, together with OLB, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

OLB Common Stock has the meaning given to the term in Section 4.2(a) of this Agreement.

OLB Common Stockholders’ Meeting means the meeting of the holders of OLB Common Stock to consider and vote on the Merger.

OLB Companies means OLB, Old Line, and any other OLB Subsidiary, collectively.

OLB Disclosure Schedule means, collectively, the disclosure schedules delivered by OLB to Holdings at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.7 of this Agreement.

OLB ERISA Affiliate means any Entity that, together with OLB, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

OLB Financials means (a) the consolidated balance sheets of OLB at December 31, 2010 and 2011, the consolidated statements of income, statements of stockholders’ equity, and consolidated statements of cash flows for OLB for the years ended December 31, 2009, 2010 and 2011, and the notes thereto, as audited by Rowles & Company, LLP and as set forth in OLB’s Annual Reports on Form 10-K, and (b) the unaudited interim consolidated financial statements and notes thereto included in OLB’s Quarterly Reports on Form 10-Q for each calendar quarter commencing with the quarter ended June 30, 2012, to be delivered within 45 days after the end of the respective quarter, and (c) unaudited consolidated financial statements for each month end, commencing with month ended July 31, 2012 to be delivered within 20 days after the end of the respective month.

OLB Governing Documents has the meaning given to the term in Section 4.1(f) of this Agreement.

OLB Preferred Stock has the meaning given to the term in Section 4.2(a) of this Agreement.

OLB Real Property has the meaning given to the term in Section 4.15(a) of this Agreement.

OLB Regulatory Agreement has the meaning given to the term in Section 4.11(d)(iv) of this Agreement.

OLB Returns has the meaning given to the term in Section 4.7(e) of this Agreement.

OLB Subsidiaries means the subsidiaries of OLB and Old Line as set forth in OLB Disclosure Schedule 4.1(d).

OLB Taxes has the meaning given to the term in Section 4.7(e) of this Agreement.

OLB Termination Fee has the meaning given to the term in Section 8.1(b) of this Agreement.

Old Line has the meaning given to the term in the Background section of this Agreement.

OTS means the former Office of Thrift Supervision.

Outstanding Option has the meaning given to the term in Section 2.5(g)(i) of this Agreement.

PBGC has the meaning given to the term in Section 3.13(b) of this Agreement.

Per Share Cash Consideration has the meaning given to the term in Section 2.1 of this Agreement.

Per Share Common Stock Consideration has the meaning given to the term in Section 2.1 of this Agreement.

Permitted Employees means officers and employees of any of the Holdings Companies at the level of Assistant Vice President or below.

Person means an individual, an Entity and any Regulatory Authority; provided, however, that if any provision of this Agreement in which the term “person” is used specifies a particular definition of “person” for purpose of that provision, then the term shall have the meaning so defined.

Plan of Reorganization has the meaning given to the term in Section 2.9(j) of this Agreement.

Pre-Closing Period means the period commencing on the date of execution of this Agreement through the earlier of (i) the Closing Date, or (ii) the date this Agreement is terminated pursuant to Article VII herein.

Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of Holdings Common Stock and holders of OLB Common Stock in connection with the Merger, the Holdings Common Stockholders’ Meeting and the OLB Common Stockholders’ Meeting.

Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act, with respect to the OLB Common Stock to be issued to the Holdings Common Stockholders in connection with the Merger.

Regulatory Authority means any federal, state or local governmental authority, agency or instrumentality, or any self-regulatory organization, including, without limitation, the SEC, the OCC, the OTS, the Commissioner, the FRB, the FDIC, The NASDAQ Stock Market, and the respective staffs thereof.

REO means, with respect to the Holdings Companies and the OLB Companies, real property that the Holdings Companies or the OLB Companies, as the case may be, classify as other real estate owned for financial statement reporting and regulatory purposes.

Replacement Nominee has the meaning given to the term in Section 1.3(d) of this Agreement.

Residential Credit Extension means a Credit Extension for an owner occupied residence.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents, which obligate an Entity to issue its securities.

SDAT means the Maryland State Department of Assessments and Taxation.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Securities Laws means the Securities Act, the Exchange Act, and any applicable state blue sky laws, collectively.

Share Election Agreement has the meaning given to the term in the Background section of this Agreement.

Stock Consideration Shares means all outstanding shares of Holdings Common Stock immediately prior to the Effective Time less the Cash Consideration Shares.

Subsidiary means any Entity, 50% or more of the equity interest of which is owned, either directly or indirectly, by another Entity, except any Entity, the interest in which is held in the ordinary course of the lending or fiduciary activities of a bank.

Superior Proposal has the meaning given to the term in Section 5.8(a)(i) of this Agreement.

Support Agreement has the meaning given to the term in Section 6.2(n) of this Agreement.

Trading Days means the days on which NASDAQ is open for trading.

Voting Trust Agreement has the meaning given to the term in the Background section of this Agreement.

WSB has the meaning given to the term in the Background section of this Agreement.

Section 1.3 The Merger and Related Transactions.

(a) Closing.  The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Ober, Kaler, Grimes and Shriver, P.C. located at 100 Light Street, Baltimore, Maryland, at a time and date to be agreed upon by the parties hereto subsequent to the time that all conditions to Closing (defined below) set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived (the “Closing Date”) subject to the provisions of Section 7.1(e). Subject to Section 7.1(e), The Closing shall take place on or before July 1, 2013 but the parties agree to use reasonable efforts to accomplish the Closing  by December 31, 2012

(b) The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the applicable laws of the State of Maryland and the State of Delaware, at the Effective Time:

(i) Holdings shall merge with and into OLB;

(ii) The separate existence of Holdings shall cease;

(iii) OLB shall be the surviving corporation in the Merger;

(iv) Each share of Holdings Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive either the Per Share Common Stock Consideration and/or the Per Share Cash Consideration as provided in Article II of this Agreement; and

(v) All of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of Holdings shall be taken and deemed to be transferred to and vested in OLB, as the surviving corporation in the Merger, without further act or deed.

(c) OLB’s Articles of Incorporation and Bylaws.  On and after the Effective Time, the articles of incorporation and bylaws of OLB, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of OLB, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

(d) OLB’s and Old Line’s Boards of Directors and Officers.

(i) Subsequent to the date of this Agreement and in accordance with Section 5.8(c)(ii), OLB shall take such actions as may be necessary to, as of the Effective Time,  appoint or elect William J. Harnett and Michael J. Sullivan (each a “Holdings Nominee” and collectively the “Holdings Nominees”), or, if applicable, a Replacement Nominee listed on Holdings Disclosure Schedule 1.3(d) to the OLB and Old Line boards of directors.

(ii) At the Effective Time, the officers of OLB duly elected and holding office immediately prior to the Effective Time shall be the officers of OLB, as the surviving corporation in the Merger.

Section 1.4 The Bank Merger.

Subject to the terms and conditions of the Agreement of Plan of Merger attached hereto as Exhibit E (the “Bank Merger Agreement”) and in accordance with Title 3, Subtitle 7 of the Financial Institutions Article of the Annotated Code of Maryland and applicable federal law, immediately after the Merger, WSB shall be merged with and into Old Line and the separate existence of WSB shall cease (the “Bank Merger”).  Old Line shall be the surviving Entity in the Bank Merger and shall continue its existence as a bank under the laws of the State of Maryland, and as a wholly-owned operating subsidiary of OLB, subject to the provisions of this Section 1.4.

ARTICLE II.
CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

Section 2.1 Aggregate Consideration

Aggregate Consideration. As described herein, the Merger Consideration payable with respect to each share of Holdings Common Stock shall be either: (i) cash (“Per Share Cash Consideration”) or (ii) the number of shares of OLB Common Stock equal to the Exchange Ratio (“Per Share Common Stock Consideration”).  The Per Share Cash Consideration together with the Per Share Common Stock Consideration shall comprise the total consideration to be paid in the Merger (the “Aggregate Consideration”).

Section 2.2 Aggregate Cash Consideration and Per Share Cash Consideration.

The “Aggregate Cash Consideration” is an amount equal to $17,009,212, subject to adjustments pursuant to Section 2.4 of this Agreement.  If there is no adjustment pursuant to Section 2.4 of this Agreement, each Holdings Common Stockholder who owns a Cash Consideration Share will receive cash equal to $6.09 in exchange for each such share.

Section 2.3 Aggregate Common Stock Consideration and Per Share Common Stock Consideration.

The “Aggregate Common Stock Consideration” is an amount equal to $31,655,645, subject to adjustments pursuant to Section 2.4 of this Agreement.  The “Exchange Ratio” is equal to the Aggregate Common Stock Consideration divided by 10.85, with the quotient divided by Stock Consideration Shares.  The Exchange Ratio will be rounded down to the nearest ten-thousandth.

By way of example only, assuming total consideration to be paid in the Merger is $48,664,857, and that, immediately prior to the Effective Time, there are 7,995,232 shares of Holdings Common Stock issued and outstanding, the breakdown of the Aggregate Consideration is as follows: Aggregate Cash Consideration of $17,009,212 for 2,792,974 Cash Consideration Shares and Aggregate Common Stock Consideration of $31,655,645 in OLB common stock for 5,202,258 Stock Consideration Shares.  The Exchange Ratio shall be determined in two steps: (i) dividing $31,655,645 by 10.85, to determine the number of shares of OLB common stock to be exchanged, 2,917,571; (ii) the quotient, 2,917,571 is then divided by the 5,202,258 Stock Consideration Shares.  The quotient, 0.5608, is the Exchange Ratio.

Section 2.4 Potential Adjustment to Aggregate Consideration.

No later than five Business Days prior to the Closing Date, if applicable, the Aggregate Consideration shall be adjusted as follows:

(a) Net Operating Loss Adjustments.  Any consolidated pre-tax operating losses of Holdings for any quarter ending after June 30, 2012, excluding any provisions for loan losses, expenses attributable to write-downs of REO, securities gains or losses, and merger related expenses (subject to the limitation described in Section 8.1), shall be deducted dollar-for-dollar from the Aggregate Consideration.

(b) Asset Quality Adjustments.  Each Holdings or WSB Credit Extension (i) that as of June 30, 2012, was not classified as special mention, substandard or non-accrual, was not subject to impairment under ASC Topic 310, was not more than 90 days past due, was not classified as REO, and/or was not on the watch list (the “Pass Portfolio”) and (ii) that after June 30, 2012, is or becomes classified as special mention, substandard or non-accrual, is or becomes subject to impairment under ASC Topic 310, is or becomes more than 90 days past due, is or becomes REO and/or is added to the watch list (the “Migration Portfolio”) will be valued to determine if the losses on such Credit Extension exceed OLB’s previous estimate of projected losses. A list of OLB estimated losses, if any, for Credit Extensions in the Pass Portfolio are listed in OLB Disclosure Schedule 2.4(b).  During the period prior to the Closing Date, and no less than 10 Business Days prior to the Closing Date, OLB will review with Holdings the valuation of and valuation methodology for each Credit Extension on the Migration Portfolio.  The valuation used will be 75% of an independent evaluation, inclusive of selling costs, with any excess over OLB’s previous estimate of losses in OLB Disclosure Schedule 2.4(b) to be deducted on a post-tax, dollar-for-dollar basis from the Aggregate Consideration.

(c) Offsets to Asset Quality Adjustments. For each Holdings or WSB Credit Extension (i) that as of June 30, 2012, was classified as special mention, substandard or non-accrual, was subject to impairment under ASC Topic 310, was more than 90 days past due, was REO and/or was on the watch list and (ii) that after  June 30, 2012, is resolved through final sale or pay-off that results in reversal of a provision or reversal of a specific reserve or a recovery of an amount charged-off prior to July 1, 2012, the amount of the reversal of provision or reversal of a specific reserve or the amount recovered will offset any losses described in Section 2.4(b) that are deducted from the Aggregate Consideration.

(d) Maximum Expense Amount.  To the extent not already included in the net operating loss adjustment pursuant to Section 2.4(a), any costs or expenses incurred in connection with this Agreement that exceed the Maximum Expense Amount shall be deducted from the Aggregate Consideration on a post-tax, dollar-for-dollar basis.

(e) Investment securities.  Any investment security held by Holdings or WSB that is not specifically identified in the List of Exempt Securities attached hereto as Exhibit F (an “Exempt Security”) will be priced using actual bid-side market pricing. OLB will solicit bids from no less than 30 broker-dealers and bond investors it determines may have an interest in purchasing non-Exempt Securities. A schedule of bid requests and bids received will be provided to Holdings eight Business Days prior to the Closing Date.  The “Marked Value” will be:  (i) the average of the three highest bids received; or (ii) if only two bids are received, the average of the two highest bids received; or (iii) if only one bid or no bids are received, OLB will use reasonable and customary alternative methods of valuation; provided, however, that Holdings will have at least three Business Days to sell the non-Exempt Securities if it desires. The value differential between the Marked Value and the value reported by WSB as of June 30, 2012 or, if purchased after June 30, 2012, the original purchase price, that are greater than $20,000, excluding changes in value due to principal pay-downs, if a loss, will be aggregated and deducted from the Aggregate Consideration on a post-tax dollar-for-dollar basis. If the pricing differentials described above result in a gain, then such gain, on a post-tax basis, will be added to Aggregate Consideration.  However, if any security that is not an Exempt Security is sold, called or matures prior to five days before Closing Date, then the net proceeds received shall be used as the Marked Value.

(f) Any adjustments to the Aggregate Consideration made pursuant to this Section 2.4 will be made to both the Aggregate Cash Consideration and the Aggregate Stock Consideration with thirty five percent (35%) of such adjustment being made to the Aggregate Cash Consideration and sixty five percent (65%) of such adjustment being made to the Aggregate Stock Consideration.

Section 2.5 Form of Consideration; Exchange Ratio; Conversion.

(a) Conversion Alternatives.  Subject to Sections 2.7 and 2.8 concerning fractional shares and Objecting Holdings Shares and Section 2.5(e) concerning allocations, each share of Holdings Common Stock issued and outstanding immediately prior to the Closing Date shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be converted into the right to receive, at the election of the holder thereof, the Per Share Cash Consideration and/or Per Share Common Stock Consideration as follows:

(b) Election Procedures.  OLB and Holdings will include a copy of an Election Form with each copy of the Prospectus/Proxy Statement mailed to holders of Holdings Common Stock in connection with the Holdings Common Stockholders’ Meeting, pursuant to which Holdings Common Stockholders will:

(i) Elect to receive the Per Share Common Stock Consideration with respect to all or a portion of their shares of Holdings Common Stock (the “Common Stock Election Shares”); or

(ii) Elect to receive the Per Share Cash Consideration with respect to all or a portion of their shares of Holdings Common Stock (the “Cash Election Shares”).

OLB and Holdings shall each use their reasonable efforts to make the Election Form available to all persons who become holders of Holdings Common Stock during the period between the record date for the Holdings Common Stockholders’ Meeting and the Election Deadline.  Any Holdings Common Stockholder’s Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form accompanied by the Holdings Certificate(s) to which such Election Form relates, in form acceptable for transfer (or by an appropriate guarantee of delivery of such Holdings Certificate(s) as set forth in such Election Form from a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) provided that such Holdings Certificate(s) are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery).  If a holder of Holdings Common Stock (i) does not submit a properly completed Election Form before the Election Deadline, (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iii) otherwise fails to make an Election pursuant to Section 2.8(b) of this Agreement, then the shares of Holdings Common Stock held by such holder shall be designated “No-Election Shares.”  Nominee record holders who hold Holdings Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

For purposes of this Section 2.5, any Objecting Holdings Shares shall be deemed to have elected Cash Election Shares.

(c) Mixed Election.  Subject to the immediately following sentence, each record holder of shares of Holdings Common Stock immediately prior to the Closing Date shall be entitled to elect to receive the Per Share Common Stock Consideration for a portion of such holder’s shares of Holdings Common Stock and the Per Share Cash Consideration for the remaining portion of such holder’s shares of Holdings Common Stock (a “Mixed Election”).  With respect to each holder of Holdings Common Stock who makes a Mixed Election and subject to the allocation rules set forth in Section 2.5(e) below, the shares of Holdings Common Stock that such holder elects to be converted into the right to receive the Per Share Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Per Share Cash Consideration shall be treated as Cash Election Shares.

(d) Effective Election.  Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline.  The Exchange Agent shall have reasonable discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form.  Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive.  Neither OLB, Holdings, nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Allocation.  Subject and after giving effect to Section 2.5(b), the Exchange Agent shall effect the allocation of the Aggregate Consideration among the holders of Holdings Common Stock in accordance with their respective Election Forms and the following allocation rules:

(i) Aggregate Cash Consideration Oversubscribed.  If the number of Cash Election Shares is equal to or more than 2,792,974 shares of Holdings Common Stock, then:

(A) Each Common Stock Election Share (subject to Section 2.8 with respect to Holdings Objecting Shares) shall be converted into the right to receive the Per Share Common Stock Consideration;

(B) And All Cash Election Shares and all No-Election Shares shall be allocated by the Exchange Agent such that the number of Cash Election Shares is 2,792,974.

(ii) Aggregate Cash Consideration Undersubscribed.  If the number of Cash Election Shares is less than 2,792,974 of the total number of shares of Holdings Common Stock issued and outstanding on the Closing Date, then:

(A) Each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration;

(B) All Common Stock Election Shares and No-Election Shares shall be allocated by the Exchange Agent such that the number of Cash Election Shares equals 2,792,974.

(f) Cancellation of Certain Common Stock.  Notwithstanding any other provision of this Section 2.5, at the Effective Time, each share of Holdings Common Stock that is owned, directly or indirectly, by OLB or any of its Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and which are beneficially owned by third parties or held for debts previously contracted) shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

(g) Stock Options.

(i) At the Effective Time, all options granted by Holdings under all stock option plans previously adopted by Holdings to purchase shares of Holdings Common Stock that are outstanding and unexercised immediately prior thereto (each, a “Outstanding Option”) shall, subject to the expiration date thereof, be converted as to each whole share subject to such Outstanding Option into an option (each, an “Exchange Option”) to purchase a number of shares of OLB Common Stock equal to the number of shares of Holdings Common Stock which could have been purchased under the Outstanding Option adjusted for the Merger Consideration.  Promptly after the Effective Time, OLB shall file a registration statement on Form S-8 or other appropriate form to register under the Securities Act the shares of OLB Common Stock to be issued upon exercise of the Exchange Options.

(ii) The per share exercise price of each Exchange Option shall be equal to the per share exercise price set forth in the Outstanding Option adjusted for the Merger Consideration, rounded up to the nearest whole cent.

(iii) The Exchange Option shall otherwise have the same duration and other terms as the Outstanding Option.

(iv) The adjustments provided herein with respect to any Outstanding Options that are “incentive stock options” (as defined in IRC Section 422) shall be effected in a manner consistent with IRC Section 422(a).

Section 2.6 OLB Common Stock.

Each share of OLB Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding.

Section 2.7 Fractional Shares.

No fractional shares of OLB Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger.  Any former holder of Holdings Common Stock who would otherwise be entitled to receive a fraction of a share of OLB Common Stock shall receive, in lieu thereof, cash in an amount equal to the value of such fraction of a share based on the Per Share Cash Consideration.

Section 2.8 Objecting Holdings Common Stockholders.

(a) The Objecting Holdings Shares will not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL.

(b) If any holder of Objecting Holdings Shares shall have failed to comply with Section 262 of the DGCL, or shall have effectively withdrawn or lost the right granted thereunder, and if such holder delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Objecting Holdings Shares held by such holder shall, subject to Section 2.5(e) of this Agreement, be converted into a right to receive the Per Share Common Stock Consideration or the Per Share Cash Consideration in accordance with the Election Form and the applicable provisions of this Agreement.  If any such holder of Holdings Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Objecting Holdings Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive the Per Share Common Stock Consideration or the Per Share Cash Consideration in accordance with the applicable provisions of this Agreement.

(c) All payments in respect of Objecting Holdings Shares, if any, will be made by OLB.

Section 2.9 Surrender and Exchange of Certificates Evidencing Holdings Common Stock.

(a) Subject to the other provisions of this Article II, on or immediately prior to the Effective Date, OLB shall deposit in trust with or otherwise make available to the Exchange Agent for the benefit of the holders of shares of Holdings Common Stock, for exchange in accordance with this Agreement, through the Exchange Agent, (i) certificates representing the Aggregate Common Stock Consideration, (ii) cash sufficient to pay the Per Share Cash Consideration and (iii) cash sufficient to pay holders of what would have been fractional shares pursuant to Section 2.7 (such cash and certificates for shares of OLB Common Stock being hereinafter referred to as the “Exchange Fund”).

(b) As soon as practicable after the Effective Time, and in no event later than five Business Days thereafter, the Exchange Agent shall mail to each person or Entity that was a Holdings Common Stockholder a letter of transmittal and instructions for use in effecting the surrender the Holdings Certificates in exchange for the Merger Consideration (the “Letter of Transmittal”).

(c) Each Holdings Common Stockholder, upon proper surrender of Holdings Certificates to the Exchange Agent, accompanied by duly executed Letters of Transmittal, shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of OLB Common Stock to which such Holdings Common Stockholder shall have become entitled pursuant to the provisions of Section 2.5, and/or (ii) a check representing the amount of Per Share Cash Consideration and any cash in lieu of fractional shares which such holder has the right to receive hereunder.  Each Holdings Certificate so surrendered shall be cancelled.  Until so surrendered, each Holdings Certificate will be deemed for all purposes after the Effective Time to represent and evidence solely the right to receive the Merger Consideration to be paid therefor pursuant to this Agreement.  Except as required by Law, no interest shall be payable with respect to the Per Share Cash Consideration, the cash payable for fractional shares or the cash payable for Objecting Shares.  If any Holdings Common Stockholder is unable to locate any Holdings Certificate(s) to be surrendered for exchange, the Exchange Agent shall deliver the corresponding share of the Merger Consideration to the registered stockholder thereof upon receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to the Exchange Agent and OLB.

(d) The delivery of the Merger Consideration by the Exchange Agent shall be as soon as practicable following the receipt by the Exchange Agent of the applicable Holdings Certificate(s) and duly executed Letters of Transmittal.

(e) No dividends or other distributions declared with respect to OLB Common Stock shall be paid to the holder of any unsurrendered Holdings Certificate until the holder thereof shall surrender such Holdings Certificate(s) in accordance with this Section 2.9.  Pending such surrender, any dividend or distribution payable in respect of such shares shall be delivered to the Exchange Agent to be held as part of the Exchange Fund.  After the surrender of a Holdings Certificate in accordance with this Section 2.9, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of OLB Common Stock represented by such Holdings Certificate.

(f) To the extent that shares of Holdings Common Stock outstanding immediately prior to the Effective Time are evidenced by one or more certificates representing shares of common stock of WSB, par value $1.00 per share (“Bank Certificates”), that have not been surrendered pursuant to Section 2.03 of that certain Plan of Merger and Reorganization, dated as of August 15, 2007, by and among WSB, Washington Interim Savings Bank, and Holdings (the “Plan of Reorganization”), such shares shall be treated as outstanding shares of Holdings Common Stock, and the Bank Certificates shall be treated as certificates evidencing shares of Holdings Common Stock, for purposes of this Agreement, except that the holders thereof shall be entitled to receive the Per Share Common Stock Consideration and/or the Per Share Cash Consideration in respect thereof only upon the surrender of the Bank Certificates in accordance with Section 2.9(c).  Shares evidenced by Bank Certificates shall in all other respects be subject to the same terms and conditions that apply to shares of Holdings Common Stock evidenced by Holdings Certificates under this Section 2.9, including, without limitation, Section 2.9(e) and Section 2.9(i).

(g) If any certificate representing shares of OLB Common Stock is to be issued in a name other than that in which the Holdings Certificate(s) surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Holdings Certificate(s) so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of OLB Common Stock in any name other than that of the registered holder of the Holdings Certificate(s) surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(h) After the Effective Time, there shall be no transfers on the stock transfer books of Holdings of the shares of Holdings Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Holdings Certificates (or stock options or stock purchase warrants) are presented for transfer, they shall be cancelled and exchanged for cash and certificates representing shares of OLB Common Stock as provided in this Article II.

(i) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of OLB Common Stock shall be issued upon the surrender for exchange of Holdings Certificates, no dividend or distribution with respect to OLB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of OLB.  In lieu of the issuance of any such fractional share, OLB shall pay to each holder of Holdings Common Stock who otherwise would be entitled to receive such fractional share an amount in cash to which such holder would otherwise be entitled to receive pursuant to this Article II, rounded down to the nearest ten-thousandths.

(j) Any portion of the Exchange Fund that remains unclaimed by the Holdings Common Stockholders for 12 months after the Effective Time shall be paid to OLB.  Any Holdings Common Stockholders who have not theretofore complied with this Section 2.9 shall thereafter look only to OLB for payment of the Merger Consideration deliverable in respect of each share of Holdings Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.  Notwithstanding the foregoing, Holdings, OLB, the Exchange Agent or any other person shall not be liable to any former holder of Holdings Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.10 OLB Closing Price.

If the average closing price of the OLB stock for the 30 Trading Days prior to five Trading Days prior to the Closing Date is below $8.14 per share, OLB shall have the right but not the obligation to add additional cash or shares of OLB Common Stock to the Merger Consideration so that the Aggregate Consideration would not be less than $40.8 million, subject to any adjustments pursuant to Section 2.4 of this Agreement.

Section 2.11 Other Matters.

Nothing set forth in this Agreement or any exhibit or schedule to this Agreement shall be construed to:

(a) Preclude any of the OLB Companies from acquiring or assuming, or to limit in any way the right of any of the OLB Companies to acquire or assume, prior to or following the Effective Date, the stock, assets or liabilities of any financial services institution or Entity other than Holdings or WSB, whether for cash or by issuance or exchange of OLB Common Stock or any securities convertible into shares of OLB Common Stock, unless such transaction would result in a Material Adverse Effect on OLB;

(b) Preclude OLB from issuing, or to limit in any way the right of OLB to issue, prior to five Business Days before the Effective Date, OLB Common Stock, or other securities in a transaction(s) other than the Contemplated Transactions;

(c) Preclude OLB from granting employee, director, or compensatory options at any time with respect to OLB Common Stock or other securities in the ordinary course of business;

(d) Preclude option holders or plan participants of OLB from exercising options at any time with respect to OLB Common Stock or other securities; or

(e) Preclude any of the OLB Companies from taking, or to limit in any way the right of any of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Except as otherwise disclosed in one or more schedules numbered to correspond to the following Sections of this Article III and delivered concurrently with this Agreement, Holdings hereby represents and warrants to OLB as follows:

Section 3.1 Organization.

(a) Holdings is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware.  Holdings is a savings and loan holding company duly registered under the HOLA.  Holdings has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Holdings is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Holdings, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b) WSB is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America. WSB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. WSB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Holdings, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c) The deposits of WSB are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d) Holdings Disclosure Schedule 3.1(d) contains a complete and accurate list of all Holdings Subsidiaries.  Each Holdings Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization and has the power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Each Holdings Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Holdings, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(e) The respective minute books of Holdings and each Holdings Subsidiary accurately record, in all material respects, all material actions of their respective equity owners and governing bodies, including committees, in each case in accordance with normal business practice of Holdings or any Holdings Subsidiary.

(f) Holdings has delivered to OLB true and correct copies of the certificate of incorporation and bylaws of Holdings, and the charter documents and bylaws, operating agreement and/or other governing instrument of each Holdings Subsidiary and each as in effect on the date hereof (collectively, the “Holdings Governing Documents”).

(g) Holdings Disclosure Schedule 3.1(g) contains a complete and accurate list of all Holdings Subsidiaries that are no longer operational or provide any business function for or on behalf of Holdings or WSB (the “Non-Operational Subsidiaries”).

Section 3.2 Capitalization.

(a) The authorized capital stock of Holdings consists of (i) Twenty Million (20,000,000) shares of common stock, $0.0001 par value per share (“Holdings Common Stock”), of which, as of the date of this Agreement, 7,995,232 shares (which number includes 14,141 shares represented by Bank Certificates) of which are validly issued and outstanding, fully paid and nonassessable, free of preemptive rights, except as may be defined in Holdings’ certificate of incorporation, and were not issued in violation of the preemptive rights of any person or in violation of any applicable Securities Laws, and (ii) Ten Million (10,000,000) shares of preferred stock, $0.0001 par value per share (“Holdings Preferred Stock”), of which no shares are issued and outstanding.

(b) Holdings owns, directly or indirectly, all of the capital stock of the Holdings Subsidiaries, free and clear of any Liens, agreements and restrictions of any kind or nature, except for those Subsidiaries identified in Holdings Disclosure Schedule 3.2(b).  Except as set forth in Holdings Disclosure Schedule 3.2(b), Holdings has not issued nor is Holdings bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of Holdings Common Stock, Holdings Preferred Stock, or any other security of Holdings or any securities representing the right to vote, purchase or otherwise receive any shares of Holdings Common Stock, Holdings Preferred Stock, or any other security of Holdings.  Accordingly, immediately prior to the Effective Time, there will be no more than 8,029,107 shares of Holdings

Common Stock issued and outstanding on a fully diluted basis, and there will be no shares of Holdings Preferred Stock issued and outstanding.

(c) Except as set forth on Holdings Disclosure Schedule 3.2(c), no person or group is the beneficial owner of 5% or more of the outstanding shares of Holdings Common Stock (the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

Section 3.3 Authority; No Violation.

(a) Holdings has full corporate power and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions and to otherwise comply with its obligations under this Agreement, subject to the receipt of all consents described in Holdings Disclosure Schedule 3.4 and approval of this Agreement by the Holdings Common Stockholders as required by Holdings’ certificate of incorporation and bylaws and the DGCL.  The execution and delivery of this Agreement by Holdings and the consummation by Holdings of the Merger have been duly and validly authorized by the board of directors of Holdings and, except for approval by the Holdings Common Stockholders as required by Holdings’ certificate of incorporation and bylaws and the DGCL, no other corporate proceedings on the part of Holdings are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by Holdings and, assuming the due authorization, execution and delivery of this Agreement by OLB, constitutes the valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of this Agreement by Holdings and the consummation of the Contemplated Transactions, subject to the receipt of all consents described in Holdings Disclosure Schedule 3.4, the approval of this Agreement by the Holdings Common Stockholders as required by Holdings’ certificate of incorporation and bylaws and the DGCL, Holdings’ and OLB’s compliance with any conditions contained in this Agreement, and compliance by Holdings or any Holdings Subsidiary with any of the terms or provisions hereof, do not and will not:

(i) Conflict with or result in a breach of any provision of the Holdings Governing Documents;

(ii) Violate any Law applicable to Holdings or any Holdings Subsidiary or any of their respective properties or assets; or

(iii) Except as described in Holdings Disclosure Schedule 3.3(b) or pursuant to which consent or notification is required as set forth in Holdings Disclosure Schedule 3.4, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Holdings or any Holdings Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which Holdings or any Holdings Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on Holdings.

(c) WSB has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, and to consummate the transactions contemplated thereby, subject to the receipt of all consents described in Holdings Disclosure Schedule 3.4.  The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the board of directors of WSB and, other than the approval of the Bank Merger Agreement by Holdings as the sole stockholder of WSB as required by Law, no further corporate proceedings of WSB are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby.  The Bank Merger Agreement has been duly authorized and, upon due authorization, execution and delivery by WSB, will be a legal, valid and binding agreement of WSB enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.  At the Closing, all other agreements, documents and instruments to be executed and delivered by WSB that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by WSB and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligations of WSB, enforceable against WSB in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

Section 3.4 Consents.

Except as described in Holdings Disclosure Schedule 3.4, no consents or approvals of, or filings or registrations with, any Regulatory Authorities or other third parties are necessary in connection with the execution and delivery of this Agreement by Holdings or the consummation of the Contemplated Transactions by Holdings, except where the failure to obtain such consents or approvals, or make such filings or registrations, would not have a Material Adverse Effect on Holdings.

Section 3.5 Financial Statements.

(a) Holdings has previously delivered the Holdings Financials to OLB, except those pertaining to quarterly and monthly periods commencing after June 30, 2012, which it will deliver by each respective delivery date as required by this Agreement.  The delivered Holdings Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Holdings as of and for the periods ended on the dates thereof.  The delivered Holdings Financials, other than unaudited consolidated financial statements for each month end, have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and notes thereto.

(b) Holdings did not, as of the date of the Holdings Financials or any subsequent date, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise that are not fully reflected or reserved against in the balance sheets included in the Holdings Financials at the date of such balance sheets that would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a note thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect on Holdings and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of notes.

Section 3.6 No Material Adverse Effect.

Except as disclosed on Holdings Disclosure Schedule 3.6, neither Holdings nor any Holdings Subsidiary has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition results of operations or any damage destruction or loss, whether or not covered by insurance, since June 30, 2012, which change has had a Material Adverse Effect on Holdings.

Section 3.7 Taxes.

(a) Except as disclosed in Holdings Disclosure Schedule 3.7(a), all Holdings Returns  required to be filed by or on behalf of the Holdings Companies have been duly filed on a timely basis and such Holdings Returns are true, complete and correct in all material respects, or requests for extensions to file the Holdings Returns have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a Material Adverse Effect on Holdings.  All Holdings Taxes shown to be due and payable on the Holdings Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the Holdings Financials for the payment of such Holdings Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the Holdings Companies.  Each of the Holdings Companies has withheld and paid over all Holdings Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.  There are no Liens on any of the assets of the Holdings Companies with respect to Holdings Taxes, other than Liens for Holdings Taxes not yet due and payable.

(b) Except as disclosed on Holdings Disclosure Schedule 3.7(b), no deficiencies for Holdings Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Holdings Companies that have not been settled, closed or reached a final determination, or that have not been adequately reserved for in the Holdings Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on Holdings.  There are no pending audits relating to any Holdings tax liability of the Holdings Companies to which any of the Holdings Companies has received written notice.  Except as disclosed on Holdings Disclosure Schedule 3.7(b), none of the Holdings Companies is a party to any action or proceeding for assessment or collection of

Holdings Taxes, nor have such events been asserted or, to the Knowledge of Holdings, threatened against any of the Holdings Companies or any of their assets.  No waiver or extension of any statute of limitations relating to Holdings Taxes is in effect with respect to the Holdings Companies.  No power of attorney has been executed by any of the Holdings Companies with respect to any Holdings tax matter that is currently in force.

(c) WSB has disclosed on its federal income tax Holdings Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the IRC.  None of the Holdings Companies has agreed to make, nor is it required to make, any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise.  None of the property of the Holdings Companies is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of IRC) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of IRC).  Except as disclosed on Holdings Disclosure Schedule 3.7(c), none of the Holdings Companies is a party to any Holdings tax sharing agreement or has any continuing obligations under any prior Holdings tax sharing agreement.  None of the Holdings Companies is, or has been, a member of any other affiliated, consolidated, combined, unitary or similar group for Holdings tax purposes.

(d) None of the Holdings Companies has taken or agreed to take any action that would, or failed to take any action the omission of which would, prevent or impede the Merger from qualifying as a reorganization under Section 368 of IRC.  None of the Holdings Companies has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC (or any similar provision of state, local or foreign law) applied.

(e) As used in this Agreement, the term “Holdings Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any of the Holdings Companies is required to pay, withhold or collect.  As used in this Agreement, the term “Holdings Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Holdings Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

(f) True and complete copies of the federal income tax returns and any amendments thereto of the Holdings Companies as filed with the IRS for the years ended December 31, 2007 through 2011 have been furnished to OLB, and, if the Effective Date is later than the due dates therefor, true and complete copies of the federal income tax returns of the Holdings Companies for the year ended December 31, 2012 will be furnished to OLB within five business days of filing.

(g) True and complete copies of the state income tax returns of the Holdings Companies as filed with the State of Maryland for the years ended December 31, 2010 and 2011 have been furnished to OLB, and, if the Effective Date is later than the due dates therefor, true and complete copies of the state income tax returns of the Holdings Companies for the year ended December 31, 2012 will be furnished to OLB within five business days of filing.

Section 3.8 Contracts.

(a) Except as described in Holdings Disclosure Schedule 3.8(a), 3.11, 3.13(a), or 3.15(a), neither Holdings nor any Holdings Subsidiary is a party to or subject to:

(i) Any employment, consulting, severance, “change-in-control,” or termination contract or arrangement with or for any officer, director, employee, independent contractor, agent, or other person;

(ii) Any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any officer, director, employee, independent contractor, agent, or other person;

(iii) Any collective bargaining agreement with any labor union relating to employees;

(iv) Any agreement which by its terms limits the payment of dividends by Holdings or any Holdings Subsidiary;

(v) Except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Holdings or any Holdings Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of WSB, and transactions in “federal funds,” or that contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Effective Time;

(vi) Any contract, other than this Agreement, which restricts or prohibits Holdings or any Holdings Subsidiary from engaging in any type of business permissible under applicable Law;

(vii) Any contract, plan or arrangement that provides for payments or benefits in certain circumstances that, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(viii) Any contract involving Intellectual Property (other than contracts entered into in the ordinary course with customers and “shrink wrap” software licenses);

(ix) Except in the ordinary course of business, any lease for real property;

(x) Any contract or arrangement with any broker-dealer or investment adviser;

(xi) Any investment advisory contract with any investment company registered under the Investment Company Act of 1940;

(xii) Any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization; or

(xiii) Any contract in which Holdings or any Holdings Subsidiary has liability of over $100,000.

(b) All the contracts, plans, arrangements and instruments listed in Holdings Disclosure Schedule 3.8(a), 3.11, 3.13(a), or 3.15(a) are in full force and effect on the date hereof, and neither Holdings, any Holdings Subsidiary nor, to the Knowledge of Holdings, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the Contemplated Transactions, except where such breach, default or termination is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holdings.

Section 3.9 Ownership of Personal Property; Insurance Coverage.

(a) Each of the Holdings Companies has good title to all of its tangible and intangible personal property that is material to its business, including the personal property reflected in the balance sheets contained in the Holdings Financials, subject to no Liens, except:

(i) Those items that secure liabilities for borrowed money and that are described in Holdings Disclosure Schedule 3.9(a) or permitted under Article V hereof;

(ii) Statutory Liens for amounts not yet delinquent or which are being contested in good faith;

(iii) Liens for current taxes not yet due and payable;

(iv) Pledges to secure deposits and other Liens incurred in the ordinary course of the business of banking;

(v) Liens, imperfections of title, easements and other defects of title which are not reasonably likely to have a Material Adverse Effect on Holdings or any Holdings Subsidiary;

(vi) With respect to personal property reflected in the balance sheets contained in the Holdings Financials, (A) dispositions and encumbrances for adequate consideration in the ordinary course of business since the date of such balance sheets and/or (B) dispositions of obsolete personal property since the date of such balance sheets;

(vii) Those items that are reflected as liabilities in the Holdings Financials; and

(viii) Items of personal property that are held in any fiduciary or agency capacity.

                (b) With respect to material items of personal property that are used in the conduct of its business and leased from other persons, each of the Holdings Companies has the right to use such personal property in all material respects as presently used.

(c) With respect to all agreements pursuant to which Holdings or any Holdings Subsidiary has purchased securities subject to an agreement to resell, if any, Holdings or such Holdings Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(d) Holdings and each Holdings Subsidiary maintain insurance in amounts considered by Holdings to be reasonable for their respective operations, and, to the Knowledge of Holdings, such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither Holdings nor any Holdings Subsidiary has received notice from any insurance carrier that:

(i) The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii) Premium costs with respect to such insurance will be substantially increased.

(e) Holdings and each Holdings Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable Laws.

Section 3.10 Litigation and Other Proceedings.

Except as disclosed on Holdings Disclosure Schedule 3.10, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the Knowledge of Holdings, threatened before any court or administrative body in any manner against any of the Holdings Companies or any of their properties or capital stock.  To the Knowledge of Holdings, no pending or threatened litigation or proceeding described in Holdings Disclosure Schedule 3.10 could reasonably be expected to (i) have a Material Adverse Effect on the Holdings Companies, (ii) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (iii) materially impair or delay the ability of the Holdings Companies to perform their obligations under this Agreement.  Except as disclosed on Holdings Disclosure Schedule 3.10, none of the Holdings Companies is in default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or Regulatory Authority.

Section 3.11 Compliance with Applicable Law.

Except as disclosed on Holdings Disclosure Schedule 3.11:

(a) Each of the Holdings Companies holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its respective businesses under, and has complied in all material respects with, applicable Laws (including, but not limited to, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure, consumer privacy and currency transaction reporting);

(b) Each of the Holdings Companies has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required by Law to file with any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith;

(c) No Regulatory Authority has initiated any proceeding or, to the Knowledge of Holdings, investigation into the business or operations of the Holdings Companies;

(d) Neither Holdings nor any Holdings Subsidiary has received any notification or communication from any Regulatory Authority:

(i) Asserting that Holdings or any Holdings Subsidiary is not in substantial compliance with any Law which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) Threatening to revoke any license, franchise, permit or governmental authorization that is material to Holdings or any Holdings Subsidiary;

(iii) Requiring or threatening to require Holdings or any Holdings Subsidiary, or indicating that Holdings or any Holdings Subsidiary may be required, to enter into a cease and desist order, consent agreement, other agreement or memorandum of understanding, or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Holdings or any Holdings Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv) Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Holdings or any Holdings Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to Holdings or WSB, herein referred to as a “Holdings Regulatory Agreement”);

(e) Neither Holdings nor any Holdings Subsidiary has received, consented to, or entered into any Holdings Regulatory Agreement;

(f) There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Holdings Regulatory Agreement, except to the extent permitted by such Holdings Regulatory Agreement; and

(g) There is no injunction, order, judgment or decree imposed upon Holdings or any Holdings Subsidiary or the assets of Holdings or any Holdings Subsidiary.

Section 3.12 Labor Matters.

There are no labor or collective bargaining agreements to which Holdings or any Holdings Subsidiary is a party. There is no union organizing effort pending or to the Knowledge of Holdings, threatened against Holdings or any Holdings Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Holdings, threatened against Holdings or any Holdings Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Holdings, threatened against Holdings or any Holdings Subsidiary (other than routine employee grievances that are not related to union employees). Holdings and each Holdings Subsidiary is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Holdings and each Holdings Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing. Except as disclosed on Holdings Disclosure Schedule 3.10, there are no pending or, to the Knowledge of Holdings, threatened claims or suits against Holdings or any Holdings Subsidiary under any applicable labor or employment law or brought or made by a current or former employee or applicant for employment.

Section 3.13 ERISA.

(a) Holdings has identified in Holdings Disclosure Schedule 3.13(a) the Holdings Benefit Plans and provided a copy of all available written documents including:

(i) The most recent actuarial reports (if any) and financial reports Holdings has received relating to those Holdings Benefit Plans that constitute “qualified pension plans” under IRC Section 401(a);

(ii) The most recently filed Form 5500, together with schedules and attachments, as required (if any) relating to such Holdings Benefit Plans that have been  filed with the United States Department of Labor;

(iii) The most recent favorable determination letters issued by the IRS which pertain to any such Holdings Benefit Plans that are “qualified pension plans” under IRC Section 401(a); and

(iv) Summary plan descriptions and any amendments thereto and any insurance, third party administrator or administrative services only contracts related to the Holdings Benefit Plans within the meaning of ERISA Section 3(1) or 3(2).

(b) Holdings and any Holdings ERISA Affiliate have paid in full any insurance premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) with respect to any defined benefit pension plans for the six years prior to, and through, the Effective Date.  Except as disclosed in Holdings Disclosure Schedule 3.13(b), no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by Holdings or any Holdings ERISA Affiliate, has been terminated or is under notice from the PBGC of any threat of termination under the procedures of the PBGC.  To the Knowledge of Holdings, no circumstance has occurred for which  any reportable event under ERISA Section 4043(b) has been or would be required which has not been reported or with respect to which the notice requirement has not been waived. Except as set forth on Holdings Disclosure Schedule 3.13(b), no Holdings Benefit Plan is subject to IRC Section 412 or Title IV of ERISA, and as of the Effective Date no condition will exist which will present a material risk to OLB of incurring any liability to the PBGC or on account of the failure to comply with any such provisions in connection with any such Holdings Benefit Plan.

(c) Neither Holdings nor any Holdings ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d) Each Holdings Benefit Plan substantially complies in all material respects with the applicable requirements of ERISA, the IRC, the Securities Act, and any other applicable laws governing the Holdings Benefit Plan, and each Holdings Benefit Plan has at all times been administered substantially in all material respects in accordance with all requirements of applicable law. Each Holdings pension plan which is intended to be qualified under Section 401(a) of the IRC and its trust exempt from federal income tax under IRC Section 501(a) has received, or is entitled to rely upon, a favorable determination letter from the IRS, and to the Knowledge of Holdings there are no circumstances that will or could result in revocation of, or inability to continue to rely upon, any such favorable determination letter. To the knowledge of Holdings, and without limiting the foregoing, the following are true:

(i) Each Holdings Benefit Plan that is a defined benefit pension plan subject to IRC Section 412 or Title IV of ERISA as of the most recent actuarial valuation has an AFTAP determined under IRC Section 430 and 436 that exceeds the AFTAP level that would impose any funding-based limit on such plan under IRC Section 436.

(ii) Each Holdings Benefit Plan that is a defined contribution pension plan that is intended to be qualified under IRC Section 401(a) has had all contributions made to the plan trust in accordance with the terms of the plan on a timely basis under the IRC and ERISA.

(iii) With respect to each Holdings Benefit Plan, Holdings is not aware of any occurrence or contract that would constitute any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under applicable Law, including Section 4975(d) of the IRC or Section 408 of ERISA;

(iv) Except as disclosed in Holdings Disclosure Schedule 3.13(a), no Holdings Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC;

(v) No Holdings Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no Holdings Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions;

(vi) No Holdings welfare plan is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC;

(vii) All Holdings welfare plans and their related trusts comply in all material respects with and have been administered in substantial compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all Department of Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, and (C) the U.S. Department of Labor regulations issued with respect to such welfare benefit plans; and

(viii) With respect to each Holdings Benefit Plan, Holdings or any Holdings ERISA Affiliate has the authority to amend or terminate the Holdings Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the Holdings Benefit Plan.

(e) There is no existing, or, to the Knowledge of Holdings, contemplated, audit of any Holdings Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority.  In addition, to the Knowledge of Holdings, there are no pending or threatened material claims by, on behalf of or with respect to any Holdings Benefit Plan, or by or on behalf of any individual participant or beneficiary of any Holdings Benefit Plan, alleging any non-frivolous violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits made in the ordinary course of business), nor, to the Knowledge of Holdings, is there any basis likely to enable such claim to prevail.

(f) Except as disclosed on Holdings Disclosure Schedule 3.13(f), no payment contemplated or required by or under any Holdings Benefit Plan and employment-related agreement would in the aggregate constitute excess parachute payments as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof).

(g) Neither Holdings nor any Holdings Subsidiary is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any Holdings Benefit Plan).

Section 3.14 Brokers and Finders.

Neither Holdings, any Holdings Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for RP Financial, LC, whose engagement letter with Holdings is included in Holdings Disclosure Schedule 3.14.

Section 3.15 Real Property and Leases.

(a) Holdings Disclosure Schedule 3.15(a) contains a true, correct and complete list of all real property owned, leased or operated by the Holdings Companies, including but not limited to all REO (the “Holdings Real Property”).  True, correct and complete copies of all deeds, surveys, title insurance policies and leases for the properties listed on Holdings Disclosure Schedule 3.15(a), and of all mortgages, deeds of trust and security agreements to which such properties are subject, have been made available to OLB to the extent Holdings possesses such deeds, surveys, title insurance policies, leases, mortgages, deeds of trust and security agreements.

(b) No lease with respect to any Holdings Real Property and no deed with respect to any Holdings Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Holdings Real Property.  Each lease with respect to any Holdings Real Property is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect.  There are no existing defaults by the Holdings Companies or, to the Knowledge of Holdings, the other party under any lease with respect to any Holdings Real Property, and, to the Knowledge of Holdings, there are no allegations or assertions of such defaults by any party under any lease with respect to any Holdings Real Property or any events that, with notice or lapse of time or the happening or occurrence of any other event, would constitute a default under any lease with respect to any Holdings Real Property, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the Holdings Companies.

(c) To the Knowledge of Holdings, none of the buildings and structures located on any Holdings Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Holdings Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Holdings Companies.  No condemnation proceeding is pending or, to the Knowledge of Holdings, threatened, which would preclude or materially impair the use of any Holdings Real Property in the manner in which it is currently being used.

(d) The Holdings Companies have a valid and enforceable leasehold interest in, or, to the Knowledge of Holdings based on title insurance owned by it, good and marketable title to, all Holdings Real Property and all improvements thereon, subject to no Liens of any kind except (i) as noted in the Holdings Financials, (ii) statutory Liens not yet delinquent, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, and  (iv) those assets and properties disposed of for fair market value in the ordinary course of business since the date of the Holdings Financials.  All Holdings Real Property used in the business of the Holdings Companies are in adequate condition (ordinary wear and tear excepted) and, to the Knowledge of Holdings, are free from defects that could materially interfere with the current or future use of such facilities.

(e) Except as listed on Holdings Disclosure Schedule 3.15(e), there are no contracts, agreements or arrangements to sell, lease or otherwise dispose of any of the Holdings Real Property.

Section 3.16 Environmental Laws.

To the Knowledge of Holdings, each of the Holdings Companies is and has been in compliance with all terms and conditions of all Environmental Laws and permits thereunder, except for violations that, individually or in the aggregate, have not, and are not reasonably likely to have, a Material Adverse Effect on the Holdings Companies.  Except as described in Holdings Disclosure Schedule 3.16, none of the Holdings Companies (a) has received any written notice of any violation of, or inquiries regarding any violation of, any Environmental Laws, (b) has generated, stored, or disposed of any materials designated as Hazardous Materials under the Environmental Laws, or (c) is subject to any claim or lien under any Environmental Laws.  To the Knowledge of Holdings, no release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any Holdings Real Property during the term of the ownership, lease or operation thereof by any of the Holdings Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind, and no condition exists at any Holdings Real Property for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind.  None of the Holdings Companies has directed, controlled or overseen, or has sought to direct, control or oversee, the management of environmental matters of any borrower or any real estate in which any of the Holdings Companies holds or has held a security interest.  To the Knowledge of Holdings, no asbestos or, with respect to Holdings Real Property built after 1978, lead is now or has been contained in any Holdings Real Property that is owned by any of the Holdings Companies.  No Holdings Real Property is, or has been, an industrial site or a landfill during the period it has been owned, leased or operated by any of the Holdings Companies or, to the Knowledge of Holdings, prior to such time.  Holdings has  furnished OLB true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each Holdings Real Property and any real property in which any of the Holdings Companies holds or held a security interest.

Section 3.17 Intellectual Property.

Holdings Disclosure Schedule 3.17 sets forth a complete and correct list of all trademarks, trade dress, trade names, service marks, domain names, patents, technology, inventions, trade secrets, know-how and copyrights and works of authorship owned by or licensed to any of the Holdings Companies for use in its business, and all licenses or other agreements relating thereto and all agreements relating to third party intellectual property that any Holdings Company is licensed or authorized to use in its business, including without limitation any software licenses (collectively, the “Intellectual Property”).  To the Knowledge of Holdings, the Holdings Companies own or possess, or are licensed or otherwise have the right to use, all Intellectual Property that is used in the conduct of their existing businesses free and clear of all Liens and any claims of ownership by current or former employees or contractors.  The

Holdings Companies are not bound by or a party to any licenses or agreements of any kind with respect to any Intellectual Property which they claim to own or possess, other than licenses or agreements described in Holdings Disclosure Schedule 3.17, and possess all right, title, and interest in and to such Intellectual Property, free and clear of any Lien.  None of the Holdings Companies is, to the Knowledge of Holdings, infringing, diluting, misappropriating or violating the intellectual property of any other person, and none of the Holdings Companies has received any communications alleging that it has infringed, diluted, misappropriated or violated any such intellectual property. The Holdings Companies have not sent any communications alleging that any person has infringed, diluted, misappropriated or violated any Intellectual Property and, to the Knowledge of Holdings, no person is infringing, diluting, misappropriating or violating any of the Intellectual Property.  The Holdings Companies take all reasonable actions to protect and maintain all (a) material Intellectual Property and (b) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect the same against unauthorized use, modification or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. To the Knowledge of Holdings, the computers, computer software, other information technology equipment, and all associated documents (the “IT Assets”) owned, licensed, or leased by the Holdings Companies have not materially malfunctioned or failed within the past two years. To the Knowledge of Holdings, no person has gained material unauthorized access to the IT Assets owned or leased by the Holdings Companies. Each of the Holdings Companies has implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 3.18 Information to be Supplied.

(a) The information supplied by Holdings for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to stockholders of Holdings and OLB, and up to and including the date of the Holdings Common Stockholders’ Meeting and OLB Common Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b) The information supplied by Holdings for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 3.19 Related Party Transactions.

(a) Except as set forth on Holdings Disclosure Schedule 3.19, as disclosed in the Holdings Financials and/or as disclosed in Holdings’ Annual Reports on Form 10-K and definitive proxy statements filed with the SEC, neither Holdings nor any Holdings Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Holdings or any Holdings Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons who are not related to or Affiliates of Holdings or any Holdings Subsidiary.

(b) Except as set forth in Holdings Disclosure Schedule 3.19, as of the date hereof, no Credit Extension by Holdings or any Holdings Subsidiary to any Affiliate of Holdings or any Holdings Subsidiary is presently in material default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified, or extended in order to avoid or cure a default.  As of the date hereof, principal and interest with respect to any such Credit Extension will, to the Knowledge of Holdings, be paid when due and the loan grade classification accorded such Credit Extension is appropriate.

Section 3.20 Loans.

Except as set forth on the Holdings Disclosure Schedule 3.20, all Credit Extensions reflected as assets in the Holdings Financials are being transferred to OLB and/or Old Line with good and marketable title, free and clear of any and all Liens and are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and correct, and to the extent secured, are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights that have been perfected. Holdings Disclosure Schedule 3.20 sets forth the aggregate amount of all overdrafts that have occurred during each calendar month since June 30, 2012.

Section 3.21 Allowance for Loan Losses.

The allowance for loan losses reflected in Holdings’ and WSB’s reports to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the Holdings Financials has been and will be established and maintained in accordance with GAAP.  Holdings has disclosed to OLB on Holdings Disclosure Schedule 3.21 the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Holdings that Holdings has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import, and Holdings shall disclose promptly to OLB after the end of each month after the date hereof and on the Business Day prior to the Closing Date the amount of each such classification on an updated Holdings Disclosure Schedule 3.21.  The REO and in-substance foreclosures included in any of WSB’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.  Furthermore, true, complete and materially correct copies of reports containing the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of WSB that WSB has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import occurring since July 31, 2012 shall be disclosed promptly to OLB on an  updated Holdings Disclosure Schedule 3.21.

Section 3.22 Community Reinvestment Act.

WSB is in compliance in all material respects with the Community Reinvestment Act (12 U.S.C. §§ 2901 et seq.) (the “CRA”) and all regulations promulgated thereunder.

Holdings has supplied OLB with a copy of WSB’s current CRA Statement, all letters and written comments received by WSB since June 30, 2009 pertaining thereto and any responses by WSB to such comments.  WSB has a rating of “satisfactory” as of its most recent CRA compliance examination and, to the Knowledge of Holdings and WSB, there is no reason why WSB should not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why any Regulatory Authority may seek to restrain, delay or prohibit the Merger or the Bank Merger as a result of any act or omission of WSB under the CRA.

Section 3.23 Securities Activities of Employees.

To the Knowledge of Holdings, the officers, employees and agents of the Holdings Companies are now, and at all times in the past have been, in compliance with all applicable Laws that relate to securities activities conducted by such officers, employees and agents of the Holdings Companies, including Laws relating to licenses and permits.

Section 3.24 Regulatory Approvals.

None of the Holdings Companies has any reason to believe that it will not be able to obtain all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions.

Section 3.25 Stockholders’ List.

Attached hereto as Holdings Disclosure Schedule 3.25 is a list of the holders of shares of Holdings Common Stock containing their names, addresses and number of shares held of record, which stockholders’ list is in all respects complete and accurate.

Section 3.26 Books and Records.

(a) The minute books and stock ledgers of the Holdings Companies that have been made available to OLB, its representatives or affiliates constitute all of the minute books and stock ledgers of the Holdings Companies and contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof).  All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the Holdings Companies that have been requested by OLB have been made available to OLB, its representatives or affiliates, and are located at the offices of the Holdings Companies at 4201 Mitchellville Rd., Suite 200, Bowie, MD  20716-3167

(b) Each of the Holdings Companies makes and keeps books, records and accounts which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets, (iii) access to the assets of the Holdings Companies is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.27 Investment Securities.

None of the investment securities reflected in the Holdings Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity”, and, except as described in Holdings Disclosure Schedule 3.27, none of the investment securities acquired by the Holdings Companies since June 30, 2012, are subject to any restrictions, whether contractual or statutory, that materially impair the ability of any of the Holdings Companies to freely dispose of such investment securities at any time, and, at the time they were acquired by a Holdings Company, such Holdings Company was permitted by applicable Law to acquire such investment securities.

Section 3.28 Reorganization.

As of the date hereof, Holdings does not have any reason to believe that the Merger will fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC.  Holdings will not take any action that will have the effect of causing the Merger not to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC.

Section 3.29 Fairness Opinion.

Holdings’ board of directors has received a written opinion from RP Financial, LC to the effect that, as of the date hereof, the consideration to be received by the stockholders of Holdings pursuant to the terms of this Agreement is fair, from a financial point of view, to the stockholders of Holdings.

Section 3.30 Materials Provided to Stockholders.

All proxy materials used, or to be used, in connection with the meetings of Holdings’ stockholders held in 2010, 2011 and 2012, along with any other form of correspondence between Holdings and its stockholders during that those years, either have been filed with the SEC and are publicly available to OLB via EDGAR or have been provided to OLB.

Section 3.31 Absence of Certain Changes.

Except as disclosed in Holdings Disclosure Schedule 3.31 and provided for or contemplated in this Agreement, since June 30, 2012 there has not been:

(a) Any material transaction by Holdings or any Holdings Subsidiary other than in the ordinary course of business and in conformity with past practices;

(b) Any acquisition or disposition by Holdings or any Holdings Subsidiary of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than fifty thousand dollars ($50,000), other than acquisitions or dispositions made in the ordinary course of business;

(c) Any Lien on any of the respective properties or assets of Holdings or any Holdings Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice (i.e., Liens on assets to secure Federal Home Loan Bank, Federal Reserve Bank or correspondent bank advances being deemed both in the ordinary course of business and consistent with past practices);

(d) Any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of Holdings or any Holdings Subsidiary, or any bonus payment, stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business and consistent with past practices or as permitted in Section 5.1(d);

(e) Any incurring of, assumption of, or taking of, by Holdings or any Holdings Subsidiary, any property subject to, any liability in excess of fifty thousand dollars ($50,000), except for liabilities incurred or assumed or property taken subsequent to July 31, 2012 in the ordinary course of business and in conformity with past practices;

(f) Any material alteration in the manner of keeping the books, accounts, or records of Holdings or any Holdings Subsidiary, or in the accounting policies or practices therein reflected;

(g) Any elimination of employee benefits;

(h) Any deferred routine maintenance of real property or leased premises;

(i) Any elimination of a reserve where the liability related to such reserve has remained;

(j) Any failure to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(k) Any extraordinary reduction or deferral of ordinary or necessary expenses.

Section 3.32 Absence of Undisclosed Liabilities.

Neither Holdings nor any Holdings Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities, would be material to their financial condition or operations (i) except as disclosed in the Holdings Financials delivered to OLB prior to the date of this Agreement, or (ii) except as contemplated under this Agreement.  Except as disclosed in Holdings Disclosure Schedule 3.32, since June 30, 2012, neither Holdings nor any Holdings Subsidiary has incurred or paid any obligation or liability that would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable Law.

Section 3.33 No Option Plans or Convertible Securities.

           Except as described in Holdings Disclosure Schedule 3.33, (a) the Holdings Companies do not maintain any form of equity plan, including without limitation, an equity compensation or other stock option plan, that might entitle any person to receive Rights from any of the Holdings Companies, and (b) no Rights with respect to any equity plan of the Holdings Companies are outstanding.

Section 3.34 Bank Certificates.

Each issued and outstanding Bank Certificate that has not been surrendered pursuant to Section 2.03 of the Plan of Reorganization constitutes and is deemed for all corporate purposes as evidence and ownership of an equal number of shares of Holdings Common Stock.  Each such Bank Certificate has been cancelled by WSB and does not entitle any holder thereof to exercise any rights as a stockholder of WSB.

Section 3.35 Disclosure.

           The representations and warranties contained in this Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III, in light of the circumstances under which they were made, not misleading.  The schedules delivered by Holdings pursuant to this Article III and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF OLB

Except as otherwise disclosed in one or more schedules numbered to correspond to the following Sections of this Article IV and delivered concurrently with this Agreement, OLB hereby represents and warrants to Holdings as follows:

Section 4.1 Organization.

(a) OLB is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland.  OLB is a bank holding company duly registered under the BHC Act.  OLB has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  OLB is duly licensed, registered, or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered, or qualified will not have a Material Adverse Effect on OLB, and all the licenses, registrations and qualifications are in full force and effect in all material respects.

(b) Old Line is a bank duly organized, validly existing and in good standing under the laws of the State of Maryland.  Old Line has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Old Line is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have Material Adverse Effect on OLB, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c) The deposits of Old Line are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d) OLB Disclosure Schedule 4.1(d) contains a complete and accurate list of all OLB Subsidiaries.  Each OLB Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization and has the power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Each OLB Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on OLB, and all such licenses, registrations and qualifications are in full force and effect in all material respects

(e) The respective minute books of OLB and each OLB Subsidiary accurately record, in all material respects, all material actions of their respective equity owners and governing bodies, including committees, in each case in accordance with normal business practice of OLB or any OLB Subsidiary.

(f) OLB has delivered to Holdings true and correct copies of the articles of incorporation and bylaws of OLB, and the charter documents and bylaws, operating agreement and/or other governing instrument of each OLB Subsidiary and each as in effect on the date hereof (collectively, the “OLB Governing Documents”).

Section 4.2 Capitalization.

(a) The authorized capital stock of OLB consists of (a) fifteen million (15,000,000) shares of common stock, $0.01 par value per share (“OLB Common Stock”), of which, as of June 30, 2012, 6,828,452 shares are validly issued and outstanding, fully paid and nonassessable, free of preemptive rights, and were not issued in violation of any applicable federal or state securities law, and (b) one million shares (1,000,000) shares of preferred stock, $0.01 par value per share (“OLB Preferred Stock”), with seven thousand (7,000) shares of OLB Preferred Stock being classified as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of which none are issued and outstanding.

(b) OLB owns, directly or indirectly, all of the capital stock of the OLB Subsidiaries, free and clear of any Liens, agreements and restrictions of any kind or nature, except for those Subsidiaries identified in OLB Disclosure Schedule 4.2(b).  Except as set forth in OLB

Disclosure Schedule 4.2(b), OLB has not issued nor is OLB bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of OLB Common Stock or any other security of OLB or any securities representing the right to vote, purchase or otherwise receive any shares of OLB Common Stock or any other security of OLB.

Section 4.3 Authority; No Violation.

(a) OLB has full corporate power and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions and to otherwise comply with its obligations under this Agreement, subject to the receipt of all necessary consents described in OLB Disclosure Schedule 4.4 and approval of the Merger by the stockholders of OLB as required by OLB’s articles of incorporation and bylaws and the MGCL.  The execution and delivery of this Agreement by OLB and the consummation by OLB of the Merger have been duly and validly authorized by the board of directors of OLB and, except for approval by the stockholders of OLB as required by OLB’s articles of incorporation and bylaws and the MGCL, no other corporate proceedings on the part of OLB are necessary to consummate the Merger.  This Agreement has been duly and validly executed and delivered by OLB and, assuming the due authorization, execution and delivery of this Agreement by Holdings, constitutes the valid and binding obligation of OLB, enforceable against OLB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of this Agreement by OLB and the consummation of the Contemplated Transactions, subject to the receipt of all consents described in OLB Disclosure Schedule 4.4, the approval of the Merger by the stockholders of OLB as required by OLB’s articles of incorporation and bylaws and the MGCL, OLB’s and Holdings’ compliance with any conditions contained herein, and the compliance by OLB or any OLB Subsidiary with any of the terms or provisions hereof, do not and will not:

(i) Conflict with or result in a breach of any provision of the OLB Governing Documents;

(ii) Violate any Law applicable to OLB or any OLB Subsidiary or any of their respective properties or assets; or

(iii) Except as described in OLB Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of OLB or any OLB Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which OLB or any OLB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on OLB.

(c) Old Line has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, and to consummate the transactions contemplated thereby, subject to the receipt of all consents described in OLB Disclosure Schedule 4.4.  The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the board of directors of Old Line and, other than the approval of the Bank Merger Agreement by OLB as the sole stockholder of Old Line as required by law, no further corporate proceedings of Old Line are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby.  The Bank Merger Agreement has been duly authorized and, upon due authorization, execution and delivery by Old Line, will be a legal, valid and binding agreement of Old Line enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.  At the Closing, all other agreements, documents and instruments to be executed and delivered by Old Line that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by Old Line and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligations of Old Line, enforceable against Old Line in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

Section 4.4 Consents.

Except as described in OLB Disclosure Schedule 4.4, no consents or approvals of, or filings or registrations with, any Regulatory Authorities or other third parties are necessary in connection with the execution and delivery of this Agreement by OLB or the consummation of the Contemplated Transactions by OLB, except where the failure to obtain such consents or approvals, or make such filings or registrations would not have a Material Adverse Effect on OLB.

Section 4.5 Financial Statements.

(a) OLB has previously delivered the OLB Financials to Holdings, except those pertaining to quarterly and monthly periods commencing after June 30, 2012, which it will deliver by each respective delivery date as required by this Agreement.  The delivered OLB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of OLB as of and for the periods ended on the dates thereof.  The delivered OLB Financials, other than unaudited consolidated financial statements for each month end, have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and notes thereto.

(b) OLB did not, as of the date of the OLB Financials or any subsequent date, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the OLB Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied, except for liabilities, obligations and loss contingencies that are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect on OLB and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of notes thereto.

Section 4.6 No Material Adverse Effect.

Neither OLB nor any OLB Subsidiary has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition results of operations or any damage destruction or loss, whether or not covered by insurance, since June 30, 2012, which change has had a Material Adverse Effect on OLB.

Section 4.7 Taxes.

(a) All OLB Returns  required to be filed by or on behalf of the OLB Companies have been duly filed on a timely basis and such OLB Returns are true, complete and correct in all material respects, or requests for extensions to file the OLB Returns have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a Material Adverse Effect on the OLB Companies.  All OLB Tax shown to be due and payable on the OLB Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the OLB Financials for the payment of such OLB Tax, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the OLB Companies.  Each of the OLB Companies has withheld and paid over all OLB Tax required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.  There are no Liens on any of the assets of the OLB Companies with respect to OLB Tax, other than Liens for OLB Tax not yet due and payable.

(b) No deficiencies for OLB Tax have been claimed, proposed or assessed by any taxing or other governmental authority against the OLB Companies which have not been settled, closed or reached a final determination, or which have not been adequately reserved for in the OLB Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on the OLB Companies.  There are no pending audits relating to any OLB Tax liability to which any of the OLB Companies has received written notice.  None of the OLB Companies is a party to any action or proceeding for assessment or collection of OLB Tax, nor have such events been asserted or, to the Knowledge of OLB, threatened against any of the OLB Companies or any of their assets.  No waiver or extension of any statute of limitations relating to OLB Tax is in effect with respect to the OLB Companies.  No power of attorney has been executed by any of the OLB Companies with respect to any OLB Tax matter which is currently in force.

(c) Old Line has disclosed on its federal income tax OLB Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the IRC.  None of the OLB Companies has agreed to make, nor is it required to make, any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise.  None of the property of the OLB Companies is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of IRC) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of IRC).  None of the OLB Companies is a party to any OLB Tax sharing agreement or has any continuing obligations under any prior OLB Tax sharing agreement.  None of the OLB Companies is, or has been, a member of any other affiliated, consolidated, combined, unitary or similar group for OLB Tax purposes.None of the OLB Companies has taken or agreed to take any action that would, or failed to take any action the omission of which would, prevent or impede the Merger from qualifying as a reorganization under Section 368 of the IRC.  None of the OLB Companies has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC (or any similar provision of state, local or foreign law) applied.

(d) As used in this Agreement, the term “OLB Taxes” shall collectively mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any of the OLB Companies is required to pay, withhold or collect.  As used in this Agreement, the term “OLB Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any OLB Tax, including information returns or reports with respect to backup withholding and other payments to third parties.

(e) True and complete copies of the federal income tax returns of the OLB Companies as filed with the IRS for the years ended December 31, 2010 and 2011 have been furnished to Holdings.  True and complete copies of all state tax returns of the OLB Companies as filed with the State of Maryland for the years ended December 31, 2010 and 2011, have been furnished to Holdings.

Section 4.8 Contracts.

(a) Except as described in OLB Disclosure Schedule 4.8(a), neither OLB nor any OLB Subsidiary is a party to or subject to:

(i) Any collective bargaining agreement with any labor union relating to employees;

(ii) Any agreement which by its terms limits the payment of dividends by OLB or any OLB Subsidiary; or

(iii) Any contract, other than this Agreement, which restricts or prohibits OLB or any OLB Subsidiary from engaging in any type of business permissible under applicable law.

Section 4.9 Ownership of Personal Property; Insurance Coverage.

(a) Each of the OLB Companies has good title to all of its tangible and intangible personal property that is material to its business, including the personal property reflected in the balance sheets contained in the OLB Financials, subject to no Liens, except:

(i) Those items that secure liabilities for borrowed money and that are described in OLB Disclosure Schedule 4.9(a) or permitted under Article V hereof;

(ii) Statutory Liens for amounts not yet delinquent or which are being contested in good faith;

(iii) Liens for current taxes not yet due and payable;

(iv) Pledges to secure deposits and other Liens incurred in the ordinary course of business of banking;

(v) The Liens, imperfections of title, easements and other defects of title which are not reasonably likely to have a Material Adverse Effect on OLB;

(vi) With respect to personal property reflected in the balance sheets contained in the OLB Financials, (A) dispositions and encumbrances for adequate consideration in the ordinary course of business since the date of such balance sheets and/or (B) dispositions of obsolete personal property since the date of such balance sheets;

(vii) Those items that are reflected as liabilities in the OLB Financials; and

(viii) Items of personal property that are held in any fiduciary or agency capacity.

(b) With respect to material items of personal property that are used in the conduct of its business and leased from other persons, each of the OLB Companies has the right to use such personal property in all material respects as presently used.

(c) With respect to all agreements pursuant to which OLB or any OLB Subsidiary has purchased securities subject to an agreement to resell, if any, OLB or such OLB Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(d) OLB and each OLB Subsidiary maintain insurance in amounts considered by OLB to be reasonable for their respective operations, and, to the Knowledge of OLB, such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither OLB nor any OLB Subsidiary has received notice from any insurance carrier that:

(i) The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii) Premium costs with respect to such insurance will be substantially increased.

(e) OLB and each OLB Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws.

Section 4.10 Litigation and Other Proceedings.

Except as set forth in OLB Disclosure Schedule 4.10, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the Knowledge of OLB, threatened before any court or administrative body in any manner against any of the OLB Companies or any of their properties or capital stock.  To the Knowledge of OLB, no pending or threatened litigation or proceeding described in OLB Disclosure Schedule 4.10 could reasonably be expected to (i) have a Material Adverse Effect on the OLB Companies, (ii) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (iii) materially impair or delay the ability of the OLB Companies to perform their obligations under this Agreement.

Section 4.11 Compliance with Applicable Law.

(a) Each of the OLB Companies holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its respective businesses under, and has complied in all material respects with, applicable Laws (including, but not limited to, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure, consumer privacy and currency transaction reporting);

(b) Each of the OLB Companies has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required by applicable law to file with any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith;

(c) No Regulatory Authority has initiated any proceeding or, to the Knowledge of OLB, investigation into the business or operations of the OLB Companies;

(d) Except as set forth on OLB Disclosure Schedule 4.11(d), neither OLB nor any OLB Subsidiary has received any notification or communication from any Regulatory Authority:

(i) Asserting that OLB or any OLB Subsidiary is not in substantial compliance with any of the Laws which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) Threatening to revoke any license, franchise, permit or governmental authorization that is material to OLB or any OLB Subsidiary;

(iii) Requiring or threatening to require OLB or any OLB Subsidiary, or indicating that OLB or any OLB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding, or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of OLB or any OLB Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv) Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of OLB or any OLB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to OLB or Old Line, herein referred to as a “OLB Regulatory Agreement”).

(e) Neither OLB nor any OLB Subsidiary has received, consented to, or entered into any OLB Regulatory Agreement;

(f) There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any OLB Regulatory Agreement, except to the extent permitted by such OLB Regulatory Agreement; and

(g) There is no injunction, order, judgment or decree imposed upon OLB or any OLB Subsidiary or the assets of OLB or any OLB Subsidiary.

Section 4.12 Labor Matters.

There are no labor or collective bargaining agreements to which OLB or any OLB Subsidiary is a party. There is no union organizing effort pending or to the Knowledge of OLB, threatened against OLB or any OLB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of OLB, threatened against OLB or any OLB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of OLB, threatened against OLB or any OLB Subsidiary (other than routine employee grievances that are not related to union employees). OLB and each OLB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. OLB and each OLB Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing. There are no pending or, to the Knowledge of OLB, threatened claims or suits against OLB or any OLB Subsidiary under any applicable labor or employment law or brought or made by a current or former employee or applicant for employment.

Section 4.13 ERISA.

(a) OLB has delivered to Holdings true and complete copies of the OLB Benefit Plans, all of which are identified in OLB Disclosure Schedule 4.13, together with:

(i) The most recent actuarial reports (if any) and financial reports relating to those OLB Benefit Plans that constitute “qualified plans” under IRC Section 401(a);

(ii) The most recent Form 5500, together with schedules and attachments, as required (if any) relating to such OLB Benefit Plans filed with the United States Department of Labor;

(iii) The most recent IRS notices, rulings, or determination letters which pertain to any such OLB Benefit Plans; and

(iv) Summary plan descriptions and any amendments thereto and any insurance, third party administrator or administrative services only contracts related to the OLB Benefit Plans.

(b) Neither OLB nor any OLB ERISA Affiliate, and no OLB pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by OLB or any OLB ERISA Affiliate, has incurred any liability to the PBGC, the Department of Labor or to the IRS with respect to any pension plan qualified under IRC Section 401(a) that liability has resulted or will result in a Material Adverse Effect with respect to OLB, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30-day notice requirement has not been waived) occurred with respect to any such pension plan that could result in a Material Adverse Effect on OLB.

(c) Neither OLB nor any OLB ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d) Each OLB Benefit Plan complies in all material respects with the applicable requirements of ERISA, the IRC, the Securities Act, and any other applicable laws governing the OLB Benefit Plan, and each OLB Benefit Plan has at all times been administered in all material respects in accordance with all requirements of applicable law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all requirements of applicable law.  Each OLB pension plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and each trust established by each pension plan is exempt from federal income tax under Section 501(a) of the IRC.  Each OLB pension plan is, and from its establishment, has been tax-exempt under Section 501(a) of the IRC.  No event has occurred that would jeopardize the qualified status of the plan or the tax-exempt status of any trust under Sections 401(a) and 501(a) of the IRC, respectively.  No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person, governmental authority, regulatory body or arbiter have been filed, are pending or are threatened with respect to any OLB Benefit Plan and there is no fact or contemplated event that would give rise to any lawsuit, claim (other than routine claims for benefits) or complaint with respect to any OLB Benefit Plan.  Without limiting the foregoing, the following are true:

(i) With respect to each OLB Benefit Plan, there has not occurred, and no person is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the IRC or Section 408 of ERISA.

(ii) No OLB Benefit Plan is a Defined Benefit Plan as defined in Section 3(35) of ERISA and no OLB ERISA Affiliate has ever maintained or been obligated to contribute to any Defined Benefit Plan.

(iii) No OLB Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC.

(iv) No OLB Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no OLB Benefit Plan is subject to the laws or regulations of any jurisdiction other than the United States of America or one of its political subdivisions.

(v) No OLB welfare plan is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC.

(vi) All OLB welfare plans and their related trusts comply in all material respects with and have been administered in compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all Department of Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, and (C) all U.S. Department of Labor regulations issued thereunder.

(vii) With respect to each OLB Benefit Plan maintained by OLB or any OLB ERISA Affiliate, each OLB Benefit Plan provides the plan sponsor the authority to amend or terminate the OLB Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the OLB Benefit Plan.

(e) There is no existing, or, to the Knowledge of OLB, contemplated, audit of any OLB Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority.  In addition, to the Knowledge of OLB, there are no pending or threatened material claims by, on behalf of or with respect to any OLB Benefit Plan, or by or on behalf of any individual participant or beneficiary of any OLB Benefit Plan, alleging any non-frivolous violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits made in the ordinary course of business), nor, to the Knowledge of OLB, is there any basis likely to enable such claim to prevail.

(f) To the Knowledge of OLB, with respect to any services which OLB or any OLB Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any OLB Benefit Plan), OLB and each OLB Subsidiary:

(i) Have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii) Have not engaged in any prohibited transactions (as defined in IRC Section 4975(c) or ERISA Section 406 for which an exemption does not exist);

(iii) Have not breached any duty imposed by ERISA; and

(iv) Have not otherwise incurred any liability to the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or to any participant, beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services.

(g) Neither OLB nor any OLB Subsidiary is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any OLB Benefit Plan).

Section 4.14 Brokers and Finders.

Neither OLB, any OLB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Ambassador Financial Group, Inc.

Section 4.15 Real Property and Leases.

(a) OLB Disclosure Schedule 4.15(a) contains a true, correct and complete list of all real property owned, leased or operated by the OLB Companies, including but not limited to all REO (the “OLB Real Property”).  True, correct and complete copies of all deeds, surveys, title insurance policies and leases for the properties listed on OLB Disclosure Schedule 4.15(a), and of all mortgages, deeds of trust and security agreements to which such properties are subject, have been made available to Holdings to the extent OLB possesses such deeds, surveys, title insurance policies, leases, mortgages, deeds of trust and security agreements.

(b) No lease with respect to any OLB Real Property and no deed with respect to any OLB Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such OLB Real Property.  Each lease with respect to any OLB Real Property is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect.  There are no existing defaults by the OLB Companies or, to the Knowledge of OLB, the other party under any lease with respect to any OLB Real Property, and, to the Knowledge of OLB, there are no allegations or assertions of such defaults by any party under any lease with respect to OLB Real Property or any events that with notice or lapse of time or the happening or occurrence of any other event would constitute a default under any lease with respect to any OLB Real Property, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the OLB Companies.

(c) To the Knowledge of OLB, none of the buildings and structures located on any OLB Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any OLB Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the OLB Companies.

No condemnation proceeding is pending or, to the Knowledge of OLB, threatened, which would preclude or materially impair the use of any OLB Real Property in the manner in which it is currently being used.

(d) The OLB Companies have a valid and enforceable leasehold interest in, or, to the Knowledge of OLB based on title insurance owned by it, good and marketable title to, all OLB Real Property and all improvements thereon, subject to no Liens of any kind except (i) as noted in the OLB Financials, (ii) statutory Liens not yet delinquent, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, and  (iv) those assets and properties disposed of for fair market value in the ordinary course of business since the date of the OLB Financials.  All OLB Real Property used in the business of the OLB Companies are in adequate condition (ordinary wear and tear excepted) and, to the Knowledge of OLB, are free from defects that could materially interfere with the current or future use of such facilities.

Section 4.16 Environmental Laws.

To the Knowledge of OLB, each of the OLB Companies is and has been in compliance with all terms and conditions of all applicable federal and state Environmental Laws and permits thereunder, except for violations that, individually or in the aggregate, have not, and are not reasonably likely to have, a Material Adverse Effect on the OLB Companies.  None of the OLB Companies (i) has received any written notice of any violation of, or inquiries regarding any violation of, any Environmental Laws, (ii) has generated, stored, or disposed of any materials designated as Hazardous Materials under the Environmental Laws, or (iii) is subject to any claim or lien under any Environmental Laws.  To the Knowledge of OLB, no release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any OLB Real Property during the term of the ownership, lease or operation thereof by any of the OLB Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind, and no condition exists at OLB Real Property for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind.  None of the OLB Companies has directed, controlled or overseen, or has sought to direct, control or oversee, the management of environmental matters of any borrower or any real estate in which any of the OLB Companies holds or has held a security interest.  To the Knowledge of OLB, no asbestos or, with respect to structures built after 1978, lead is now or has been contained in any OLB Real Property owned by any of the OLB Companies.  No OLB Real Property is, or has been, an industrial site or a landfill during the time it has been owned, leased or operated by any of the OLB Companies or, to the Knowledge of OLB, prior to such time.  OLB has furnished Holdings true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each OLB Real Property and any real property in which any of the OLB Companies holds or held a security interest.

Section 4.17 Information to be Supplied.

(a) The information supplied by OLB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy

Statement is mailed to the stockholders of OLB and the Holdings Common Stockholders, and up to and including the date of the OLB and Holdings Common Stockholders’ Meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b) The information supplied by OLB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 4.18 Related Party Transactions.

(a) Except as set forth on OLB Disclosure Schedule 4.18, as is disclosed in the OLB Financials, and/or as disclosed in OLB’s Annual Reports on Form 10-K and its definitive proxy statements filed with the SEC, neither OLB nor any OLB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of OLB or any OLB Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons who are not related to or Affiliates of OLB or any OLB Subsidiary.

(b) As of the date hereof, no Credit Extension by OLB or any OLB Subsidiary to any OLB Affiliate of OLB or any OLB Subsidiary is presently in material default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified, or extended in order to avoid or cure a default.  As of the date hereof, principal and interest with respect to any such Credit Extension will, to the Knowledge of OLB, be paid when due and the loan grade classification accorded such Credit Extension is appropriate.

Section 4.19 Loans.

Except as set forth on the OLB Disclosure Schedule 4.19 all Credit Extensions reflected as assets in the OLB Financials are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and correct, and to the extent secured, are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights that have been perfected. OLB Disclosure Schedule 4.19 sets forth the aggregate amount of all overdrafts that have occurred during each calendar month since June 30, 2012.

Section 4.20 Allowance for Loan Losses.

The allowance for loan losses reflected in OLB’s and Old Line’s reports to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the OLB Financials has been and will be established and maintained in accordance with GAAP.  OLB has disclosed to Holdings on OLB Disclosure Schedule 4.20 the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of OLB that OLB has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import, and OLB shall disclose promptly to Holdings after the end of each month after the date hereof and on the Business Day prior to the Closing Date the amount of each such classification on an updated OLB Disclosure Schedule 4.20.  The REO and in-substance foreclosures included in any of Old Line’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.  Furthermore, true, complete and materially correct copies of reports containing the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Old Line that Old Line has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import occurring since July 31, 2010 shall be disclosed promptly to Holdings on an updated OLB Disclosure Schedule 4.20.

Section 4.21 Community Reinvestment Act.

Old Line is in compliance in all material respects with the CRA and all regulations promulgated thereunder.  OLB has supplied Holdings with copies of Old Line’s current CRA Statement, all letters and written comments received by Old Line since June 30, 2009 pertaining thereto and any responses by Old Line to such comments.  Old Line has a rating of “satisfactory” as of its most recent CRA compliance examination and, to the Knowledge of OLB and Old Line, there is no reason why Old Line will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why any Regulatory Authority may seek to restrain, delay or prohibit the Merger or the Bank Merger as a result of any act or omission of Old Line under the CRA.

Section 4.22 Securities Activities of Employees.

To the Knowledge of OLB, the officers, employees and agents of the OLB Companies are now, and at all times in the past have been, in compliance with all applicable federal and state securities laws that relate to securities activities conducted by such officers, employees and agents of the OLB Companies, including laws relating to licenses and permits..

Section 4.23 Regulatory Approvals.

None of the OLB Companies has any reason to believe that it will not be able to obtain all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions.

Section 4.24 Books and Records.

(a) The minute books and stock ledgers of the OLB Companies that have been made available to Holdings, its representatives or affiliates constitute all of the minute books and stock ledgers of the OLB Companies and contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof).  All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the OLB Companies that have been requested by Holdings have been made available to Holdings, its representatives or affiliates, and are located at the offices of the OLB Companies at 1525 Pointer Ridge Place, Bowie, Maryland.

(b) Each of the OLB Companies makes and keeps books, records and accounts which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets, (iii) access to the assets of the OLB Companies is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.25 Investment Securities.

None of the investment securities reflected in the OLB Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity”, and, except as disclosed in OLB Disclosure Schedule 4.25, none of the investment securities acquired since June 30, 2012, are subject to any restrictions, whether contractual or statutory, that materially impair the ability of OLB to freely dispose of such investment securities at any time, and, at the time they were acquired by OLB, OLB was permitted by applicable law to acquire such investment securities.

Section 4.26 Reorganization.

As of the date hereof, OLB does not have any reason to believe that the Merger will fail to qualify as a reorganization within the meaning of Section 368(a) of the IRC.  OLB will not take any action which will have the effect of causing the Merger not to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC.

Section 4.27 Fairness Opinion.

OLB’s board of directors has received a written opinion from Ambassador Financial Group, Inc. to the effect that, as of the date hereof, the terms of this Agreement are fair, from a financial point of view, to the stockholders of OLB.

Section 4.28 Materials Provided to Stockholders.

All proxy materials used, or to be used, in connection with the meetings of OLB’s stockholders held in 2010, 2011 and 2012, along with any other form of correspondence between OLB and its stockholders during that time period, either have been filed with the SEC and are publicly available to Holdings via EDGAR or have been provided to Holdings.

Section 4.29 Absence of Undisclosed Liabilities.

Neither OLB nor any OLB Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities would be material to their financial condition or operations (i) except as disclosed in the OLB Financials delivered to Holdings prior to the date of this Agreement, or (ii) except as contemplated under this Agreement.  Since June 30, 2012, neither OLB nor any OLB Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable law.

Section 4.30 Disclosure.

The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV, in light of the circumstances under which they were made, not misleading.  The schedules delivered by OLB pursuant to this  Article IV and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V.
COVENANTS OF THE PARTIES

Section 5.1 Conduct of Holdings’ Business.

Through the Closing Date, Holdings shall, and shall cause each Holdings Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the prior written consent of OLB.  Holdings shall, and shall cause each Holdings Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of Holdings and the Holdings Subsidiaries and others with whom business relationships exist, provided that, other than in the case of Permitted Employees, job vacancies that occur prior to the Effective Date through attrition shall not be filled and new employees shall not be hired without the prior written consent of OLB.  Through the Closing Date, except as otherwise consented to in writing by OLB or as permitted by this Agreement, and except as may be required, in writing, by Holdings’ Regulatory Authority (in which case Holdings shall immediately provide OLB with a copy of such written document), Holdings shall not, and shall not permit any Holdings Subsidiary to:

(a) Change any provision of the Holdings Governing Documents;

(b) Change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividends (including any special dividends) or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of Holdings capital stock; provided, however, that the foregoing shall not prohibit or preclude Holdings from performing its obligations under the terms of any outstanding Rights described in Holdings Disclosure Schedule 3.33, including, without limitation, by issuing shares of Holdings Common Stock upon the exercise of such Rights by their holders.

(c) Grant any severance or termination pay, other than pursuant to policies or agreements of Holdings or any Holdings Subsidiary in effect on the date hereof for employees who are not executive officers, to, or enter into or amend any employment, consulting, severance, compensation, “change-in-control,” or termination contract or arrangement with, any officer, director, employee, independent contractor, agent, or other person associated with Holdings or any Holdings Subsidiary;

(d) Grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with Holdings or any Holdings Subsidiary, except (i) with respect to Permitted Employee to the extent such promotion or increase is made by Holdings or a Holdings Subsidiary in the normal course of its business and consistent with its past practices or (ii) routine periodic pay increases, selective merit pay increases and pay-raises in the normal course of business and consistent with past practices; provided, however, that any increase in compensation for a director or an executive officer that is not a Permitted Employee of Holdings or any Holdings Subsidiary shall require the prior written consent of OLB.

(e) Sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a Lien, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice; provided, however, that any security that is not considered an Exempt Security may be sold pursuant to Section 2.4(e) of this Agreement;

(f) Sell or otherwise dispose of any Holdings Real Property except REO in a reasonably acceptable commercial manner in the ordinary course of business, or sell or otherwise dispose of any securities held by Holdings or WSB;

(g) Take any action that would result in any of the conditions set forth in Article VI hereof not being satisfied, except as may be required by Law and after written consent or waiver from OLB;

(h) Change any method, practice, or principle of accounting, except as may be required from time to time by Law or changes in GAAP or by any Regulatory Authority except as required by Section 5.8(a)(iii) of this Agreement;

(i) Waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing agreement to which it is a party;

(j) Implement any pension, retirement, profit-sharing, bonus, or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing pension,

retirement, profit-sharing, bonus, or similar plan or arrangement except to the extent required by Law; provided, however, that amendments to The Washington Savings Bank F.S.B. 401(k) Retirement Plan to modify any of the investment options available thereunder shall not constitute a breach of this Section 5.1(j);

(k) Amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

(l) Enter into, renew, extend, or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of Law;

(m)  Enter into any interest rate swap, floor or cap, or similar commitment, agreement, or arrangement;

(n) Take any action that would give rise to a right of payment to any individual under any employment agreement except for contractually required compensation;

(o) Purchase any securities other than (i) Federal Home Loan Bank or Federal Farm Credit Bank obligations or other securities having the full faith and credit of the United States, and (ii) having a face amount of not more than $5.0 million with a maturity date of three years or less; provided, however, Holdings may purchase a security falling outside the restrictions of this Section 5.1(o) if it emails the information and documentation regarding the proposed security to James W. Cornelsen and Christine M. Rush at OLB, prior to committing to making such purchase and OLB does not object to the purchase within 48 hours, counted by Business Days, of receiving the related information;

(p) Except as set forth on Holdings Disclosure Schedule 5.1(p) or pursuant to the terms of any contracts set forth in Holdings Disclosure Schedule 3.3(b), make any new capital expenditure of fifty thousand dollars ($50,000) or more; or undertake or enter into any lease, contract or other commitment for its account;

(q) Take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC;

(r) Liquidate, merge with or into, or consolidate with, or be purchased or acquired by, any other financial institution or Entity (or agree to any merger, consolidation, affiliation, purchase, or acquisition) or permit (or agree to permit) any other financial institution or Entity to be merged with it or consolidate or affiliate with any other financial institution or Entity; acquire control over any other financial institution or Entity; or create any subsidiary; or acquire, lease, sell, convey, transfer or dispose (or agree to acquire, lease, sell, convey, transfer, or dispose) in any way any assets or any rights thereof of Holdings to any party other than OLB or an OLB Affiliate unless the failure to do so shall, in the good faith judgment of the Holdings board of directors, after receipt of written advice of counsel, constitute a breach of fiduciary duty by Holdings’ directors under the laws of the State of Delaware;

(s) Enter into, grant, approve or extend any Non-Residential Credit Extension that would result in a credit exposure in excess of five hundred thousand dollars ($500,000) in the aggregate to a single borrower as that term is defined in 12 C.F.R. Part 32; provided, however, Holdings and/or WSB may make a Credit Extension in excess $500,000 if it emails the information and documentation regarding the proposed Credit Extension to James W. Cornelsen, Joseph P. Burnett, and Sandra Burnett at OLB, prior to committing to make such Credit Extension, and OLB does not object to the Credit Extension within 48 hours, counted by Business Days, of receiving the related information;

(t) Enter into, grant, approve or extend any loan, credit facility, line of credit, or letter of credit for an owner occupied residence (collectively, a “Residential Credit Extension”) that would result in a credit exposure in excess of the then FHFA jumbo loan limit in the aggregate to a single borrower as that term is defined in 12 C.F.R. Part 32; provided, however, Holdings may make a Residential Credit Extension in excess the then FHFA jumbo limit if it emails the information and documentation regarding the proposed Residential Credit Extension to James W. Cornelsen, Joseph P. Burnett, and Sandra Burnett at OLB, prior to committing to make such Residential Credit Extension, and OLB does not object to the Residential Credit Extension within 48 hours, counted by Business Days, of receiving the related information; or

(u) Agree to do any of the foregoing.

Section 5.2 Conduct of OLB’s Business.

OLB shall, and shall cause each OLB Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of OLB and the OLB Subsidiaries and others with whom business relationships exist.  Through the Closing Date, except as otherwise consented to in writing by Holdings or as permitted by this Agreement, and except as may be required, in writing, by OLB’s Regulatory Authority (in which case OLB shall immediately provide Holdings with a copy of such written document), OLB shall not, and shall not permit any OLB Subsidiary to:

(a) Take any action that would result in any of the conditions set forth in Article VI hereof not being satisfied, except as may be required by Law and after written consent or waiver from Holdings;

(b) Take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC; or

(c) Agree to do any of the foregoing.

Section 5.3 Access; Confidentiality.

(a) Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records, and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records, and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.  Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships.

(b) Holdings and OLB each agree that they will not, and will cause their representatives not to, use any information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the Contemplated Transactions. Holdings and OLB shall hold all information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which is incorporated herein by reference.

Section 5.4 Regulatory Matters.

Through the Closing Date:

(a) OLB and Holdings shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications, which shall be prepared by OLB and OLB’s counsel, and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions.  OLB and Holdings shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

(b) Holdings and OLB shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority with respect to the Contemplated Transactions.

(c) Holdings and OLB shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, the information shall be accurate and complete in all material respects.  In connection therewith, Holdings and OLB shall use their reasonable good faith efforts to provide each other certificates, “comfort” letters and other documents reasonably requested by the other.

Section 5.5 Taking of Necessary Actions.

Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use their reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable Law to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling with respect to any Application.

Section 5.6 No Solicitation.

Holdings shall not, nor shall it authorize or permit any of its officers, directors, stockholders, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it to:

(a) Initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal;

(b) Enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or

(c) Agree to or endorse any Acquisition Proposal;

unless the failure to do so would, in the good faith judgment of the Holdings board of directors, after receipt of written advice of counsel, constitute a breach of fiduciary duty of the directors under the laws of the State of Delaware.  Holdings shall notify OLB as promptly as practicable (but in no event later than two Business Days), in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive and if it receives written advice of counsel as described in the preceding sentence.

Section 5.7 Update of Disclosure Schedules.

Through the Closing Date, Holdings shall update the Holdings Disclosure Schedules, and OLB shall update the OLB Disclosure Schedules, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.  In addition, Holdings and OLB shall update and deliver to the other party the Holdings Disclosure Schedule 3.20 and the OLB Disclosure Schedule 4.19, respectively, promptly after the end of each calendar month during the Pre-Closing Period and on the Business Day immediately preceding the Closing Date.

Section 5.8 Other Undertakings by OLB and Holdings.

(a) Undertakings of Holdings.

(i) Stockholder Approval.  As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with the Exchange Act, applicable Law, and this Agreement, Holdings shall submit this Agreement to its stockholders for approval at the Holdings Common Stockholders’ Meeting with the recommendation that its stockholders approve this Agreement and the Merger.

Notwithstanding the foregoing, the board of directors of Holdings may withhold its recommendation or withdraw its recommendation to its stockholders only if (A) the board of directors shall be in receipt of a Superior Proposal, and (B) the board of directors of Holdings shall have determined that the failure to do so, after receipt of written advice of counsel, would constitute a breach of the Holdings directors’ fiduciary duty under Delaware law.  Holdings agrees that if the Holdings board of directors fails to recommend or withdraws its recommendation to its stockholders regarding the Merger, and the stockholders subsequently fail to approve the Merger, the OLB Termination Fee and provisions of Section 8.1(b) hereof will be applicable.

“Superior Proposal” means a bona fide written proposal or written offer (other than from OLB or an OLB Affiliate) for an Acquisition Proposal on terms which the board of directors of Holdings concludes in good faith, based upon the advice of RP Financial, LC and after written advice from outside legal counsel, taking into account all the terms and conditions of the Acquisition Proposal (including the OLB Termination Fee), the legal, financial and regulatory aspects of the proposal, Holdings’ responsibilities under the DGCL and the Entity or person making the proposal, are in the aggregate more favorable to all the stockholders of Holdings than the Merger.

(ii) Environmental Assessments.

(A) OLB shall have the express right, but not the obligation, to conduct, at its sole cost and expense, Environmental Assessments of the Holdings Companies’ assets, operations and secured interests, including, but not limited to, the Holdings Real Property.

(B) If OLB, in its sole discretion, is unable to reasonably determine that the recognized environmental conditions identified in the Environmental Assessments will not result in a Material Adverse Effect, OLB shall have the express right, but not the obligation, to further assess, at its sole cost and expense, the recognized environmental conditions as OLB deems appropriate.

(C) OLB agrees to notify Holdings a reasonable time in advance of the Environmental Assessments scheduled pursuant to this Section 5.8(a)(ii).  Holdings agrees to permit OLB and its contractors, consultants, agents and representatives to (i) conduct such Environmental Assessments, (ii) have access to the properties, facilities, environmental documents and personnel of the Holdings Companies, and (iii) conduct such consultations with the persons or firms conducting such examinations, as OLB shall deem necessary; provided, however, that OLB and its contractors, consultants, agents and representatives shall not unreasonably disturb or interfere with the business activities or operations of the Holdings Companies.

(iii) Modification of Loan Policies.  Immediately prior to the Effective Date, each of Holdings and the Holdings Subsidiaries shall, consistent with GAAP and applicable Law, modify or change its loan, REO, accrual, reserve, tax, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves, so as to be applied on a basis that is consistent with those of OLB; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 6.1(c) and 6.1(i); and further provided, that (A) no accrual or reserve made by Holdings or any of its Subsidiaries pursuant to this Section 5.8(a)(iii) shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred and (B) the effects of any such modifications and/or changes shall not be considered in determining, or have any impact on, any reduction to the Aggregate Consideration pursuant to Section 2.4 of this Agreement.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as a concurrence of Holdings or its management with any such adjustments.

(iv) OLB Right to Attend Board Meetings.  During the Pre-Closing Period, Holdings shall permit at least one representative from OLB to attend all board meetings and committee meetings of Holdings and WSB held; provided, however, that the representative shall, at the request of the board of directors of Holdings or WSB, as the case may be, leave such meeting during any period in which such board of directors desires to (A) discuss the Contemplated Transactions, (B) discuss an Acquisition Proposal not involving OLB or Old Line, (C) discuss with its counsel any matter that such counsel determines in good faith is subject to the attorney-client privilege, (D) discuss confidential supervisory information (within the meaning of the rules of the Regulatory Authorities of Holdings or WSB, as the case may be), and/or (E) discuss any other matter the disclosure of which to OLB could, in the opinion of counsel to Holdings or WSB, as the case may be, adversely affect the rights or obligations of Holdings or WSB or cause Holdings or WSB, or the boards of directors thereof, to breach any fiduciary duty or violate any applicable Law.  Each of Holdings and WSB shall provide written notice of each meeting of its board of directors to OLB at the address provided in Section 8.6 of this Agreement, no later than the date by which notice of the meeting is required to be given to directors of Holdings or WSB, as the case may be, as set forth in the charter or bylaws of Holdings or WSB, as the case may be, without giving effect to a director’s right to waive such notice.

(v) Directors’ and Officers’ Liability Insurance.  Contemporaneously with the Closing, OLB shall purchase an extended reporting period, for a minimum of three years and not to exceed six years, for purposes of covering actions occurring prior to the Effective Time; provided, that the policy can be obtained for an aggregate 6-year cost not in excess of $161,146 (200% of the current annual premium for the director and officer liability insurance policy in effect as of March 31, 2012).  OLB may not cancel, modify or take any action to limit or terminate the coverage obtained pursuant to this section, unless it replaces such coverage with coverage provided by insurers having the same or better rating, coverage and aggregate limits; provided, however, that OLB may, at its option, replace at any time such policy with another policy having the same coverage rate.  In the event OLB is unable to obtain a director and officer liability insurance tail policy at a cost not in excess of $161,146, OLB may obtain a director and officer liability insurance tail policy with the maximum coverage reasonably available for a cost that is not in excess of $161,146.

(vi) Dissolve Non-Operational Subsidiaries.  Prior to Closing, Holdings and WSB shall cause the liquidation and legal dissolution of any and all Non-Operational Subsidiaries.

(b) Undertakings of OLB and Holdings.

(i) Filings and Approvals. OLB and Holdings shall cooperate and use their respective reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and OLB will make all necessary regulatory filings as soon as practicable after the date hereof, including without limitation, (A) the Applications, (B) the Registration Statement (including the Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Merger, and (C) all other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.

(ii)           Public Announcements.  OLB and Holdings shall consult upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure that its counsel deems necessary under applicable Law.

(iii)           Maintenance of Insurance.  OLB and each OLB Subsidiary, and Holdings and each Holdings Subsidiary, shall maintain insurance in such amounts as OLB and Holdings, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.

(iv)           Maintenance of Books and Records. OLB and each OLB Subsidiary, and Holdings and each Holdings Subsidiary, shall maintain books of account and records on a basis consistent with past practice.

(v)           Taxes.  OLB and each OLB Subsidiary shall file all OLB Returns, and Holdings and each Holdings Subsidiary shall file all Holdings Returns, required to be filed by it, respectively, on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vi)           In-House Operations.  OLB and Holdings shall cooperate with each other in the interest of an orderly, cost-effective consolidation of operations, and to the extent deemed commercially reasonable, shall terminate any in-house back office, support, processing or other operational activities or services of Holdings or any Holdings Subsidiary, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between OLB or any OLB Subsidiary (as OLB shall select) and Holdings for the provision of similar services to Holdings or any Holdings Subsidiary.

(vii)           Delivery of Financial Statements.  OLB and Holdings shall each deliver to the other, by each respective delivery date, financial statements that fairly present, in all material respects, its consolidated financial condition, results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and notes thereto.

(viii)           Delivery of Regulatory Filings and Documents.  OLB and Holdings shall each deliver to the other copies of all reports filed with Regulatory Authorities promptly upon the filing thereof.

(c)           Undertakings of OLB.

(i) Stockholder Approval.  As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with the Exchange Act, applicable Law, and this Agreement, OLB shall submit this Agreement to its stockholders for approval at the OLB Common Stockholders’ Meeting with the recommendation that its stockholders approve this Agreement and the Merger.

(ii) Holdings Director Nominees.  Subject to OLB’s articles of incorporation and bylaws, the MGCL, any approvals and/or requirements of any Regulatory Authority relating to OLB, and the continuing fiduciary duties of the OLB board of directors, the OLB board of directors shall take such actions as may be necessary to elect each of the Holdings Nominees to serve on the OLB board of directors with terms to expire at the annual meeting of stockholders of OLB to be held in 2015; provided, however, that if one or both of the Holdings Nominees shall be subject to a Disqualification Event, OLB shall take such actions as may be necessary to  fill the vacancy or vacancies so created with one or two, as may be applicable, of the individuals set forth on Holdings Disclosure Schedule 1.3(d), or with such other individuals as Holdings may propose (each a “Replacement Nominee”), with the selection being at OLB’s discretion.

On and after the Effective Time, (A) the directors of OLB duly elected and holding office immediately prior to the Effective Time, and (B) provided they agree to serve as directors of OLB, each of the Holdings Nominees, shall be the directors of OLB, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable Law and the articles of incorporation and bylaws of OLB; further provided, that in no event shall OLB’s obligations under this section apply with respect to any Holdings Nominee subject to a Disqualification Event.

As used in this Agreement, the term “Disqualification Event” means, as to any Holdings Nominee, the occurrence of any of the following events: (i) such nominee shall be prohibited by Law or otherwise from serving as a director of OLB; (ii) such nominee shall have been charged with or convicted of any felony or a crime of moral turpitude; (iii) such nominee shall file (or any Entity of which such nominee shall have been an executive officer or controlling person within the 90 days prior to filing shall file) a voluntary petition under any applicable federal or state bankruptcy or insolvency law, or such nominee shall become (or any Entity indebted to OLB of which such nominee shall have been an executive officer or controlling person within the 90 days prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 30 days; (iv) such nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(3)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” laws; (v) the death, disability or other personal reasons beyond the control of such nominee that prevents them from serving, as determined by OLB in its sole discretion, as a nominee; or (vi) such nominee shall violate any covenant or agreement contained in the Voting Trust Agreement.  OLB will (i) take such actions as are necessary to cause Old Line, subject to the fiduciary duties of the Old Line board of directors, Old Line’s articles of incorporation and bylaws and the eligibility requirements of any Regulatory Authority relating to Old Line, and provided that the applicable Holdings Nominee is not subject to a Disqualification Event, to nominate each Holdings Nominee to serve as a director of Old Line during any time, and for the same term, that such Holdings Nominee serves as a director of OLB, in compliance with Section 1.4(b), and (ii) will, as the sole stockholder of Old Line, vote to elect any Holdings Nominee so nominated by Old Line.

(iii) Employees, Severance Policy.

(A) Subject to OLB’s usual personnel and qualification policies, OLB will endeavor to continue the employment of each individual who is a Holdings employee or an employee of a Holdings subsidiary on the Effective Date in a position that will contribute to the successful performance of the combined organization; provided, however, that no provision in this Agreement shall create any obligation of OLB to retain any Holdings employees or create any third party benefit.  If an employee is not retained as contemplated by this Section 5.8(c)(iii)(A), or if OLB elects to eliminate a position or does not offer a Holdings employee comparable employment (i.e., a position of substantially similar job descriptions or responsibilities at substantially the same salary level), then OLB will make severance payments to the displaced employee as set forth in this Section 5.8(c)(iii).

(B) Subject to the provisions of Section 5.8(c)(iii)(C), OLB will grant to any eligible employee (exempt and non-exempt) of Holdings that is not retained by OLB two weeks of severance pay for each full year of service with Holdings or a Holdings Subsidiary up to a maximum of 26 weeks of severance pay.

(C) All employees of Holdings or of any Holdings Subsidiary at the Effective Time will be eligible for severance benefits as set forth in this Section 5.8(c)(iii), except that no employee of Holdings or of any Holdings Subsidiaries, including but not limited to the individuals listed in Section 5.8(c)(iii)(E), who is eligible for any payment or benefit pursuant to any “change in control” agreement, employment agreement, salary continuation agreement or similar plan or right shall receive any severance benefits as provided in this Section 5.8(c)(iii).  Each person eligible for severance benefits as set forth in this Section 5.8(c)(iii)(C) will remain eligible for such benefits if his or her employment is terminated by OLB or an OLB Subsidiary, other than for “cause”, within 12 months after the Effective Date.  Any person whose employment with OLB or an OLB Subsidiary is terminated without “cause” after 12 months from the Effective Date shall receive such severance benefit from OLB or such OLB Subsidiary as is provided for in OLB’s general severance policy for such terminations (with full credit being given for each full year of service with Holdings or any Holdings Subsidiary).

(D) For purposes of Section 5.8(c)(iii)(C), “cause” means the employer’s good faith reasonable belief that the employee: (1) violated any Law or regulation applicable to OLB or Old Line (2) committed fraud, theft or embezzlement; (3) falsified corporate records; (4) disseminated confidential information concerning customers, OLB, any OLB Subsidiary or any of its or their employees in violation of any applicable confidentiality agreement or policy; or (5) failed to adequately perform their duties as an employee.

(E) Subject to the provisions in this Section 5.8(c)(iii), OLB will pay the following change-in-control payments within five Business Days of the Effective Date:

Name	Payment Amount

William J. Harnett	$500,000
Kevin P. Huffman	$150,000
Gerald Whittaker	$125,000
Susan Grant	$125,000
Carol Ramey	$ 75,000
Lori Steckel	$ 50,000

Provided, however, that OLB will have no obligation or duty to make the change-in-control payments described in this Section 5.8(c)(iii)(E) to any such person unless such person:  (1) is either (x) not retained by OLB or Old Line on the Effective Date or (y) is involuntarily terminated by OLB or Old Line within 18 months of the Effective Date unless such termination is for Cause, death or disability; or (2) has his or her level of compensation, as listed on Schedule 5.8(c)(iii)(E), substantially reduced by OLB or Old Line within 18 months of the Effective Date and, subject to the requirements of Section 409A of the IRC, thereafter voluntarily terminates his or her employment within such 18-month period.

(iv) Employee Benefits.  As of the Effective Time, each employee of Holdings or of any Holdings Subsidiary who becomes an employee of OLB or of any OLB Subsidiary shall be entitled to full credit for each year of service with Holdings or any Holdings Subsidiary for purposes of determining eligibility for participation and vesting and benefit accrual in OLB’s or, as appropriate, in the OLB Subsidiary’s, employee benefit plans, programs and policies.  OLB shall use the original date of hire by Holdings or a Holdings Subsidiary in making these determinations.

ARTICLE VI.
CONDITIONS

Section 6.1 Conditions to Holdings’ Obligations under this Agreement.

The obligations of Holdings hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Holdings pursuant to Section 8.3 hereof:

(a) Corporate Proceedings.  All action required to be taken by, or on the part of, OLB to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by OLB, and Holdings shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants; Representations.  The obligations of OLB and Old Line required by this Agreement to be performed by OLB and Old Line at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of OLB set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect on OLB.

(c) Consents.  (i) Holdings and WSB shall have received all consents and approvals described in Holdings Disclosure Schedule 3.4 and all filings and registrations by Holdings and WSB described in Holdings Disclosure Schedule 3.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Contemplated Transactions; (ii) OLB and Old Line shall have received all consents and approvals described in OLB Disclosure Schedule 4.4 and all filings and registrations by OLB and Old Line described in OLB Disclosure Schedule 4.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Contemplated Transactions; (iii) any statutory waiting period or periods relating to the consents, approvals, filings and registrations identified in the foregoing items (i) or (ii) shall have expired; and (iv) no consent or approval identified in the foregoing items (i) or (ii) shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of Holdings, would so materially and adversely impact the economic or business benefits to Holdings of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d) No Injunction.  There shall not be in effect any order, decree or injunction of a court or Regulatory Authority of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e) Officer’s Certificate.  OLB shall have delivered to Holdings a certificate, dated the Closing Date and signed, without personal liability, by its Chief Executive Officer, to the effect that the conditions set forth in subsections (a) through (d) and (h) of this Section 6.1 have been satisfied.

(f) Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by OLB’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g) Tax Opinion or Letter.  Holdings shall have received an opinion of Gordon Feinblatt LLC, counsel to Holdings, or a letter from Stegman & Company, Holdings’ independent certified public accountants, dated the Closing Date, to the effect that (i) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (ii) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than OLB Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of Holdings, OLB, and others.

(h) Approval by OLB’s Stockholders.  The Merger shall have been approved by the stockholders of OLB by such vote as is required by the MGCL and the articles of incorporation and bylaws of OLB.

(i) Approval by Holdings’ Stockholders.  This Agreement shall have been approved by the stockholders of Holdings by such vote as is required by the DGCL and the certificate of incorporation and bylaws of Holdings.

(j) Other Documents.  Holdings shall have received such other certificates, documents or instruments from OLB or its officers or others as Holdings shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related Securities Laws compliance.

(k) Illegality.  No Law shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(l) Legal Opinion.  Holdings shall have been furnished with an opinion of OLB’s legal counsel with respect to certain matters in connection with the Merger, dated the Closing Date, addressed to Holdings, in substance and form reasonably satisfactory to Holdings and as agreed upon by the parties.  Such opinion may: (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of OLB or any OLB Subsidiary or appropriate governmental authorities; and (ii) in the case of matters of law governed by the laws of the state in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to United States federal law, and the laws of the State of Maryland.

(m) No Material Adverse Effect.  No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of OLB or any of the OLB Subsidiaries shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect on OLB.

Section 6.2 Conditions to OLB’s Obligations under this Agreement.

The obligations of OLB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by OLB pursuant to Section 8.3 hereof:

(a) Corporate Proceedings.  All action required to be taken by, or on the part of, Holdings and WSB to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by Holdings and WSB, respectively, and OLB shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants; Representations.  The obligations of Holdings and WSB required by this Agreement to be performed by Holdings and WSB at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of Holdings set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect on Holdings.

(c) Consents.  (i) OLB and Old Line shall have received all consents and approvals described in OLB Disclosure Schedule 4.4 and all filings and registrations by OLB and Old Line described in OLB Disclosure Schedule 4.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Contemplated Transactions; (ii) Holdings and WSB shall have received all consents and approvals described in Holdings Disclosure Schedule 3.4 and all filings and registrations by Holdings and WSB described in Holdings Disclosure Schedule 3.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Contemplated Transactions; (iii) any statutory waiting period or periods relating to the consents, approvals, filings and registrations identified in the foregoing items (i) or (ii) shall have expired; and (iv) no consent or approval identified in the foregoing items (i) or (ii) shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of OLB, would so materially and adversely impact the economic or business benefits to OLB of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d) No Injunction.  There shall not be in effect any order, decree or injunction of a court or Regulatory Authority of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e) Officer’s Certificate.  Holdings shall have delivered to OLB a certificate, dated the Closing Date and signed, without personal liability, by its Chief Executive Officer, to the effect that the conditions set forth in subsections (a) through (d) and (h) of this Section 6.2 have been satisfied.

(f) Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by OLB’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g) Tax Opinion or Letter.  OLB shall have received an opinion of Ober, Kaler, Grimes & Shriver, P.C., counsel to OLB, or a letter from Rowles & Company, LLP, OLB’s independent certified public accountants, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC; in rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of Holdings, OLB and others.

(h) Approval by Holdings’ Stockholders. This Agreement shall have been approved by the stockholders of Holdings by such vote as is required by the MGCL and the articles of incorporation and bylaws of Holdings.

(i) Approval by OLB’s Stockholders.  This Agreement shall have been approved by the Stockholders of OLB by such vote as is required by the MGCL and the articles of incorporation and bylaws of OLB.

(j) Limitation on Holdings Objecting Shares.  As of the Effective Date, the holders of no more than five percent (5%) of the Holdings Common Stock that is issued and outstanding shall have taken the actions required by Section 262 of the DGCL to qualify their Holdings Common Stock as Holdings Objecting Shares.

(k) Other Documents.  OLB shall have received such other certificates, documents or instruments from Holdings or its officers or others as OLB shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related Securities Laws compliance.

(l) Environmental Assessment Results.  The recognized environmental conditions of any Environmental Assessments conducted pursuant to Section 5.8(a)(ii) hereof shall not result in a Material Adverse Effect on Holdings.  OLB shall be fully satisfied, in its reasonable discretion, with the findings of the Environmental Assessments and any other environmental reports undertaken pursuant to Section 5.8 of this Agreement.

(m)  No Material Adverse Effect.  No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income, or financial condition of Holdings or any of the Holdings Subsidiaries shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect on Holdings.

(n) Voting Trust Agreement, Share Election Agreement and Support Agreements.  William Harnett shall have delivered to OLB an executed Voting Trust Agreement and Share Election Agreement both in substantially the forms attached as Exhibit A and Exhibit B. The individuals listed on Exhibit C shall have delivered to OLB executed Support Agreements substantially in the form attached as Exhibit D.

(o) Third Party Consents.  OLB shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which Holdings is a party or by which any of its properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect subsequent to the Merger.

(p) Illegality.  No Law shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(q) Legal Opinion.  OLB shall have been furnished with an opinion of Holdings’ legal counsel with respect to certain matters in connection with the Merger, dated the Closing Date, addressed to OLB, in substance and form reasonably satisfactory to OLB and as agreed upon by the parties.  Such opinion may: (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Holdings or any Holdings Subsidiary or appropriate governmental authorities; and (ii) in the case of matters of law governed by the laws of the state in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to United States federal law, and the laws of the State of Delaware, and, as applicable, laws of the State of Maryland.

ARTICLE VII.
TERMINATION

Section 7.1 Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of both Holdings and OLB, this Agreement may be terminated on or at any time prior to the Closing Date:

(a) By the mutual written agreement of Holdings and OLB;

(b) By either Holdings or OLB in the event of a material breach of any representation, warranty, covenant, or other agreement of the other party hereto contained in this Agreement and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied and which breach is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching party; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(c) By Holdings if the conditions in Section 6.1 of this Agreement have not been satisfied by OLB (and cannot be, or have not been, cured within 30 days after the giving of written notice of such failure by Holdings) and have not been waived by Holdings;

(d) By OLB if the conditions in Section 6.2 of this Agreement have not been satisfied by Holdings (and cannot be, or have not been, cured within 30 days after the giving of written notice of such failure by OLB) and have not been waived by OLB;

(e) By either Holdings or OLB if the Closing Date shall not have occurred prior to July 1, 2013 (except that if the Closing Date shall not have occurred by such date because of a material breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

(f) By either Holdings or OLB in the event any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and any appeals and requests for reconsideration have also received a definitive written denial;

(g) By either Holdings or OLB if the stockholders of OLB or Holdings Common Stockholders vote, but fail to approve the Merger at the OLB Common Stockholders’ Meeting or Holdings Common Stockholders’ Meeting, respectively;

(h) By Holdings if the Average Price for the 30 Trading Days prior to the five Business Days immediately before closing falls below $8.14 per share unless OLB, in its sole discretion, adds additional cash or shares of OLB Common Stock to the Merger Consideration so that the Aggregate Consideration would not be less than $40.8 million, subject to any adjustments pursuant to Section 2.4 of this Agreement;

(i) By OLB if Holdings or any Holdings Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any person other than OLB, or enters into any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity position in any other person, whether financial or otherwise;

(j) By Holdings if Holdings or any Holdings Subsidiary enters into any transaction described in (i) above after receipt of written advice of counsel that failure to do so would constitute a breach of fiduciary duty by Holdings’ directors under the laws of the State of Delaware;

(k) By Holdings if OLB or any OLB Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type of agreement with a view to being acquired by, or effecting a business combination, as a result of which OLB is not the surviving Entity or OLB’s directors, as of the date of this Agreement, do not comprise the majority of the surviving Entity’s board of directors, with any person other than Holdings and the Holdings board of directors determines that, with written advice of counsel, such transaction is not in the best interests of the Holdings Common Stockholders; provided, however, that Holdings must exercise the termination option under this Section 7.1(k) within 30 calendar days after OLB files a Current Report Form 8-K with the SEC regarding events triggering the termination option;

(l) By OLB if the Holdings board of directors withdraws, changes, or modifies its recommendation to its stockholders in any manner adverse to OLB regarding this Agreement or the Merger; or

(m)  By Holdings if the OLB board of directors withdraws, changes, or modifies its recommendation to its stockholders in any manner adverse to Holdings regarding this Agreement or the Merger.

Section 7.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 7.1 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 5.3(b), this Section 7.2, and Section

8.1 hereof, which shall remain in full force and effect, and there shall be no further liability on the part of OLB or Holdings to the other, except for any liability of OLB or Holdings under such applicable sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to the termination.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1 Expenses and Other Fees.

(a) General Expenses.  Whether or not the Contemplated Transactions are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement.  Each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees and including those costs of any party’s enforcement of the rights afforded under this Section 8.1) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the Merger other than one based on communications between the party and the claimant seeking indemnification.  OLB shall be responsible for and shall pay all filing fees, trustee or exchange agent fees and expenses, and blue sky fees and expenses, if any.  If the (i) legal, (ii) investment banking (iii) accounting, (iv) printing fees and other fees and expenses incurred by Holdings in connection with this Agreement, plus the expenses contemplated by Section 5.8(a)(v) of this Agreement (collectively, the “Maximum Expense Amount”), exceed four hundred fifty thousand dollars ($450,000), then the excess will be deducted from the Aggregate Consideration as provided in Section 2.4.  All such legal, investment banking, accounting fees, printing fees or other fees and expenses related to this Agreement will be paid or expensed and fully accrued on the books of Holdings prior to the Closing Date.  The expenses of separate counsel to any stockholder of Holdings shall be borne by such stockholder and not borne or reimbursed by the Holdings Companies or OLB.

(b) OLB Termination Fee.

(i)           As an inducement to OLB to enter into this Agreement, to incur the costs and expenses related hereto and to consummate the Contemplated Transactions, Holdings hereby agrees to pay OLB, and OLB shall be entitled to payment of, a fee of one million seven hundred and fifty thousand dollars ($1,750,000) (the “OLB Termination Fee) if this Agreement is terminated by:  (A) OLB pursuant to Section 7.1(b) (provided that OLB is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement); (B) OLB pursuant to Section 7.1(e) because the Closing failed to occur prior to July 1, 2013 and such failure resulted from the knowing, willful and intentional actions or inactions of Holdings or WSB (provided OLB is not then in material breach of any material representation, warranty, covenant, or other agreement contained in this Agreement); (C) OLB or Holdings pursuant to Section 7.1(f) because a Regulatory Authority refused to issue a consent or approval required for the consummation of any of the Contemplated Transactions and such refusal resulted from the knowing, willful and intentional actions or inactions of Holdings or WSB (provided OLB is not then in material breach of any material representation, warranty, covenant, or other agreement contained in this Agreement); (D) OLB pursuant to Section 7.1(i) or Section 7.1(l); or (E) Holdings pursuant to Section 7.1(j).

(ii)           The OLB Termination Fee shall be paid within five Business Days of Holdings’ receipt of written demand therefor by OLB.  If payment of the OLB Termination Fee is timely made, then OLB will have no other rights or claims against Holdings and its respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the OLB Termination Fee under this Section 8.1(b) will constitute the sole and exclusive remedy of OLB against Holdings and its officers, directors, attorneys and financial advisors.

(c) Holdings Termination Fee.

(i)           As an inducement to Holdings to enter into this Agreement, to incur the costs and expenses related hereto and to consummate the Contemplated Transactions, OLB hereby agrees to pay Holdings, and Holdings shall be entitled to payment of, a fee of seven hundred and fifty thousand dollars ($750,000) (the “Holdings Termination Fee) if this Agreement is terminated by:  (A) Holdings pursuant to Section 7.1(b) (provided that Holdings is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement); (B) Holdings pursuant to Section 7.1(e) because the Closing failed to occur prior to July 1, 2013 and such failure resulted from the knowing, willful and intentional actions or inactions of OLB or Old Line (provided Holdings is not then in material breach of any material representation, warranty, covenant, or other agreement contained in this Agreement); (C) Holdings pursuant to Section 7.1(f) because a Regulatory Authority refused to issue a consent or approval required for the consummation of any of the Contemplated Transactions and such refusal resulted from the knowing, willful and intentional actions or inactions of OLB or Old Line (provided Holdings is not then in material breach of any material representation, warranty, covenant, or other agreement contained in this Agreement); or (D) Holdings pursuant to Section 7.1(k) or Section 7.1(m).

(ii)           The Holdings Termination Fee shall be paid within five Business Days of OLB’s receipt of written demand therefor by Holdings. If payment of the Holdings Termination Fee is timely made, then Holdings will have no other rights or claims against OLB and its respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the Holdings Termination Fee under this Section 8.1(c) will constitute the sole and exclusive remedy of Holdings against OLB and its officers, directors, attorneys and financial advisors.

Section 8.2 Non-Survival of Representations and Warranties; Disclosure Schedules.

All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate as of the Closing.  Notwithstanding the foregoing, Sections 5.8(c)(ii), (iii) and (iv) shall survive the Closing.

Section 8.3 Amendment, Extension and Waiver.

(a) Subject to applicable Law, at any time prior to the Closing Date, the parties may:

(i)           Amend this Agreement;

(ii)           Extend the time for the performance of any of the obligations or other acts of either party hereto;

(iii)         Waive any term or condition of this Agreement, any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(iv)         Waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

(b) This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.4 Entire Agreement.

This Agreement, the schedules and exhibits hereto, and any other documents to be executed in connection herewith, including, without limitation, the Voting Trust Agreement and the Share Election Agreement, contain the entire, complete, and integrated agreement between the parties with respect to the subject matter hereof, and supersede any prior or contemporaneous arrangements, agreements or understandings between the parties, written or oral, express or implied, that may have related to the subject matter hereof in any way other than the Confidentiality Agreement.

Section 8.5 Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section 8.6 Notices.

All notices under this Agreement shall be in writing and shall be deemed sufficient and duly given: (a) when delivered personally to the recipient; (b) upon confirmation of good transmission if sent by facsimile; or (c) when delivered to the last known address of the recipient (i) one Business Day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (ii) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)	If to OLB, to:

James W. Cornelsen
President and Chief Executive Officer
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland  20716
Fax:  (301) 430-2531

with a copy to:

Frank C. Bonaventure, Jr., Esquire
Ober│Kaler
100 Light Street
Baltimore, Maryland 21202
Fax:  (443) 263-7505

(b)	If to Holdings, to:

Kevin P. Huffman
President & Chief Operations Officer
The Washington Savings Bank
4201 Mitchellville Road, Suite 200
Bowie, MD 20716
Fax:  (___) ___-____
with a copy to:

Andrew D. Bulgin
Gordon Feinblatt LLC
233 East Redwood Street
Baltimore, MD  21202
Fax:  (410) 576-4196

Section 8.7 Disclosure Schedules.

Information contained on either the Holdings Disclosure Schedule or the OLB Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

Section 8.8 Tax Disclosure.

Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with Securities Laws. This authorization of disclosure is not effective until the earlier of (a) the date of the public announcement of discussions relating to the Contemplated Transactions, (b) the date of the public announcement of the Contemplated Transactions, or  (c) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

Section 8.9 No Assignment.

Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 8.10 Captions.

The headings of Sections and subsections contained in this Agreement are provided for convenience only.  They form no part of this Agreement and shall not affect its construction or interpretation.  All references to Sections, subsections, paragraphs, clauses or other subdivisions in this Agreement refer to the corresponding Sections, subsections, paragraphs, clauses or other subdivisions of this Agreement.  All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.  Unless otherwise specifically noted, the words “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision of this Agreement.

Section 8.11 Counterparts; Facsimile.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 8.12 Severability.

If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 8.13 Governing Law; Venue; No Jury Trial.

(a) This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions.

(b) The parties agree that any judicial proceeding arising out of or relating to this Agreement (including any declaratory judgments) shall be filed exclusively in the State and Federal courts located in Prince George’s County, Maryland and the District of Maryland, respectively, and each party hereby consents to, and will submit to, the personal and subject matter jurisdiction of such courts in any proceeding to enforce any of their obligations under this Agreement and shall not contend that any such court is an improper or inconvenient venue.  The foregoing shall not limit the right of any party to obtain execution of judgment in any other jurisdiction.  The prevailing party in any judicial proceeding arising out of or relating to this Agreement shall be entitled to recover all costs and attorneys fees from the non-prevailing party.

(c) EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OR RIGHT TO DEMAND TRIAL BY JURY IN ANY ACTION BROUGHT TO ENFORCE THIS AGREEMENT, OR ANY PROVISION HEREOF, OR FOR DAMAGES DUE AS A RESULT OF AN ALLEGED BREACH OF THIS AGREEMENT.

Section 8.14 Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:		OLD LINE BANCSHARES, INC.

By:		By:
Name:	Christine M. Rush	Name:	James W. Cornelsen
Title:	Secretary	Title:	President and Chief Executive Officer

ATTEST:		WSB HOLDING, INC.

By:		By:
Name:		Name:	William J. Harnett
Title:	Secretary	Title:	Chairman

EXHIBIT INDEX

Exhibit A – Voting Trust Agreement

Exhibit B – Share Election Agreement

Exhibit C – List of Stockholders to execute Support Agreements Support Agreement

Exhibit D – Support Agreement

Exhibit E – Bank Merger Agreement

Exhibit F – List of Exempt Securities

DISCLOSURE SCHEDULE INDEX

[Add Disclosure Schedules Here]

Exhibit F

List of Exempt Securities

Pooled Small Business Administration (“SBA”) loan CUSIPs:

83162CKT9
83162CRR6
83162CRR6
83162CRS4
83162CRS4
83162CSA2

US agency debenture CUSIPs:

313375AY3
313375AZ0
313379QP7
313379S75

US Agency Mortgage Backed Securities (“MBS”) and Collateralized Mortgage Obligations (“CMO”)  CUSIPs:

3133XBRJ6
3133XCQE6
31395XYH2
31300LKS3
31403C7J4
31417YWB9
31419JUA4
36202ETW9
36202EV97

Any security that may be purchased pursuant to Section 5.1(o) of the Agreement.